EXHIBIT 4.9

Dated 19 April 1999 as amended by Amendment Letter dated 17 May, 2000, by

Amendment Letter dated 28 March, 2002 and

amended and restated on 8 April 2003

BNP PARIBAS

CHASE MANHATTAN plc

HSBC INVESTMENT BANK plc

as Arrangers

THE BANKS NAMED HEREIN

BNP PARIBAS

as Agent

AMENDED AND RESTATED EURO 1,250,000,000

MULTICURRENCY REVOLVING CREDIT

AGREEMENT

(ORIGINALLY EURO 1,875,000,000)

CONTENTS

1.	INTERPRETATION	1

2.	THE FACILITY	16

3.	CONDITIONS PRECEDENT	17

4.	DRAWDOWN	17

5.	REPAYMENT	18

6.	PREPAYMENT	18

7.	CANCELLATION	19

8.	INTEREST	19

9.	CURRENCY OPTION	21

10.	FEES	22

11.	TAXES	23

12.	ILLEGALITY	25

13.	INCREASED COSTS	25

14.	CHANGE IN MARKET CONDITIONS	26

15.	MITIGATION	27

16.	PAYMENTS	27

17.	REPRESENTATIONS AND WARRANTIES	30

18.	INFORMATION	35

19.	UNDERTAKINGS	37

20.	DEFAULT	46

21.	DEFAULT INTEREST	48

22.	INDEMNITIES	49

23.	THE AGENT AND ARRANGERS	51

24.	SET-OFF/PRO RATA SHARING	55

25.	EXPENSES AND STAMP DUTY	56

26.	CALCULATIONS AND EVIDENCE	57

27.	NOVATION	57

28.	REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS	59

29.	COMMUNICATIONS	60

30.	PARTIAL INVALIDITY	61

31.	NATURE OF RIGHTS AND OBLIGATIONS	61

32.	CONFIDENTIALITY UNDERTAKING	61

33.	COUNTERPARTS	62

I

II

THIS AGREEMENT is made on 19 April 1999 as amended by Amendment Letter dated 17 May, 2000, by Amendment Letter of 28 March, 2002 and as amended and restated on 8 April 2003

Between:

(1)	ALSTOM (the Borrower);

(2)	BNP PARIBAS, J.P. MORGAN plc (formerly CHASE MANHATTAN plc) and HSBC INVESTMENT BANK plc as arrangers (the Arrangers);

(3)	ABN AMRO BANK N.V, BANCO CENTRAL HISPANOAMERICANO SA, BARCLAYS BANK PLC, CDC FINANCE—CDC IXIS, CITIBANK N.A., COMMERZBANK AKTIENGESELLSCHAFT, CREDIT AGRICOLE INDOSUEZ, CCF, CREDIT LYONNAIS S.A., DRESDNER KLEINWORT BENSON, LLOYDS TSB BANK PLC, BNP PARIBAS, NATEXIS BANQUES POPULAIRES, CIC and WEST LB FRANCE S.A. as co-arrangers (the Co-Arrangers);

(4)	THE BANKS AND FINANCIAL INSTITUTIONS listed as Banks on the signature pages of this Agreement (together with the Arrangers and the Co-Arrangers, the Banks); and

(5)	BNP PARIBAS as agent for the Banks (the Agent).

Background

As a result of arrangements by the Arrangers, the Banks are willing to continue to make available to the Borrower a Euro revolving credit facility of up to Euros 1,250,000,000 with a multicurrency option.

It is Agreed as follows:

1.	INTERPRETATION

Definitions

1.1 In this Agreement, except to the extent that the context requires otherwise:

Advance means an advance made or to be made by the Banks under this Agreement, whether under Tranche A or under Tranche B or, as the case may be, the outstanding principal amount of any such advance;

Affected Facilities means the Facility under this Agreement and the other financing arrangements in respect of which (and in the Borrower’s opinion) waivers and/or amendments are required for the entry into and the performance by the Borrower of the transactions contemplated by the Bridge Facility Agreement, the Extended Facility Agreements and the Strategic Plan, being the facilities identified in Schedule 13;

Amendment Agreement means an amendment agreement dated 8 April 2003 relating to this Agreement;

Amendment Fee Letter means the letter from the Agent to the Borrower dated on or about the date of the Amendment Agreement setting out the details of certain fees payable to certain of the Banks in connection with the Facility and as referred to in Clause 10.3 (Amendment Fee);

Amendment Letters means the letter of 17 May, 2000 from the Agent to the Borrower relating to the renewal of Tranche A and the letter of 28 March, 2002 from the Agent to the Borrower relating to the Agreement and amending certain financial ratios therein;

Applicable Accounting Principles means those accounting principles, standards and practices generally accepted in France on which the preparation of the audited consolidated accounts of the Borrower and the Consolidated Group as at 31 March 2002 and for the twelve month period ended on that date was based and those accounting policies which were used in the preparation of those accounts;

Auditors means Ernst & Young and Deloitte & Touche or any other firm of independent public accountants of international standing which may be appointed as its auditors from time to time by the Borrower;

Authorised Signatory means any of Philippe Jaffré, Marc Haestier, Olivier Klaric or Laurence Le-Masne or any other person of similar status nominated by the Borrower and approved by the Agent (such approval not to be unreasonably withheld or delayed);

Available Commitment means, in relation to a Bank, its Tranche A Available Commitment or its Tranche B Available Commitment, as the case may be;

Bridge Facility Agreement means the Euro 600,000,000 revolving credit facility dated 25 March 2003 and between the Borrower and each of Bayerische Landesbank, Paris Branch, BNP Paribas, CCF, CDC Finance—CDC IXIS, Commerzbank Aktiengesellschaft, Paris Branch, Credit Agricole Indosuez, Credit Industriel et Commercial, Credit Lyonnais, JPMorgan Chase Bank, Paris Branch, Natexis Banques Populaires, Société Générale, the banks named therein and BNP Paribas as agent;

Bridge Facility Discharge Date means the date on which there is an irrevocable and unconditional payment or discharge in respect of the aggregate of all moneys and other liabilities then due or owing by the Borrower pursuant to the terms of the Bridge Facility Agreement but in any event no later than 15 December, 2003;

Bridge Majority Lenders means the Majority Banks as defined in the Bridge Facility Agreement;

Business Day means a day (other than Saturday or Sunday) on which:

(a)	such clearing or settlement system as the Agent may from time to time nominate for the purpose of clearing or settling payments in Euros under this Agreement is operating; and

(b)	banks are open for business generally (including dealings in foreign exchange and foreign currency deposits) in the Euro unit in:

(i)	London and Paris; and

(ii)	such financial centre in such (if any) participating member state or states as the Agent shall from time to time nominate for this purpose; and

(c)	additionally, in relation to any payment in an Optional Currency to be made on that day, banks are open for business in the Place of Payment of each currency concerned;

Commitments means, in relation to any Bank, the sum of its Tranche A Commitment and its Tranche B Commitment;

Consolidated Group means, at any particular time, the Borrower and all its consolidated Subsidiaries (and member of the Consolidated Group shall be construed accordingly);

Consolidated Net Financial Expense means interest expense plus securitisation expenses less interest income, as shown in the Latest Financial Statements of the Borrower at such time;

Consolidated Net Worth means, at any time: the aggregate of:

(a)	paid-up share capital plus additional paid-in capital plus reserves, cumulative translation adjustments and net income; and

(b)	minority interests excluding any dividend or other distribution declared or made by the Borrower or (except insofar as attributable to the Borrower) any Subsidiary of the Borrower out of profit earned up to and including the date of the relevant consolidated balance sheet to the extent such distribution is not provided for in such balance sheet, all as shown in the Latest Financial Statements of the Borrower at such time;

Default Interest Period means a period by reference to which interest is calculated on an overdue sum;

Disposal means a sale, granting of a lease or making of an assignment, conveyance, transfer or gift or the disposal of any form of ownership, title, estate or interest (including, without limitation, by way of securitisation, sale and leaseback and/or subparticipation) and Dispose has the corresponding meaning;

EBITDA means for any applicable period on a consolidated basis, EBIT as set out in the Borrower’s consolidated accounts plus depreciation and amortisation as set out in the Borrower’s cash flow statements less goodwill amortisation and less capital gains on disposal of investments, as shown in the Latest Financial Statements of the Borrower at such time;

Environmental Authorisations means all authorisations necessary under Environmental Law for the carrying out of the business of the Group and the operation and maintenance of the Assets of the Group;

Environmental Law means any law, Directive or any Consent in force from time to time relating to:

(a)	the carrying out of any activity, the existence of any condition or other phenomenon or the occurrence of any event which has or could have a detrimental impact on the environment or could harm any physical entity whether living or not or impair the well-being or normal functioning of any physical entity which could reasonably be expected to be affected and which in any such case has as a purpose or effect the protection or enhancement of the environment generally or in a particular locality;

(b)	the control of waste;

(c)	contaminated land or water; or

(d)	air emissions;

EONIA means, in relation to any Default Interest Period;

(a)	the rate per annum which appears on page 247 (or any replacement for that page) of the Telerate Monitor (or such other service as may replace it for the purposes of displaying overnight rates calculated by the European Central Bank); or

(b)	if no such rate appears on the Telerate Monitor (or such other service as the case may be), the arithmetic mean (rounded upwards to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the Inter-bank Market, at or about 11.00 a.m. Paris time on the applicable Rate Fixing Day for the offering of overnight deposits in Euros;

EURIBOR means, in relation to any Term or Default Interest Period:

(a)	the rate per annum which appears on page 248 (or any replacement for that page) on the Telerate Monitor (or such other service as may replace it for the purpose of displaying European inter-bank offered rates of leading reference banks for deposits in Euros); or

(b)	if no such rate appears on the Telerate Monitor (or such other service as the case may be), the arithmetic mean (rounded upward to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the Inter-bank Market, at or about 11.00 a.m. Brussels time (in the case of (a) above) or Paris time (in the case of (b) above) on the applicable Rate Fixing Day for the offering of deposits in Euros for the same period as the relevant Term or Default Interest Period (or, if the periods are not the same, such period, if any, as the Agent determines to be substantially the same);

Euro Amount means, in relation to an Advance:

if the notice requesting that Advance requested that it be denominated in Euros, the amount specified in that notice; or

(a)	if the notice requesting that Advance requested that it be denominated in an Optional Currency, the Euro equivalent (calculated as at or about the Specified Time) of the amount specified in that notice; and

(b)	except that, if all or part of that Advance is not made or is repaid or prepaid, the Euro Amount of that Advance shall be correspondingly reduced;

Any reference to the Euro Amount of a prepayment or a Bank’s Outstandings shall be construed accordingly;

Euros or € means the single currency of the Participating Member States;

Event of Default means one of the events mentioned in Clause 20.1;

Excluded Default means an Event of Default arising solely under Clause 20.1(d) (Cross Default):

(a)	by reason of material adverse change or similar provisions contained in any other agreement in respect of Borrowed Money of the Borrower or any member of the Group; or

(b)	by reason of a breach of any financial covenant contained (1) in the guarantee in favour of Tefus Financing Limited or (2) in the guarantee made in connection with the project known as “Northern Line” each as referred to in Schedule 13, provided that, in each case, such Event of Default shall cease to be an Excluded Default if:

(a)	any or all of the Indebtedness under the relevant agreement is accelerated or put on demand, if any commitment arising thereunder is cancelled or suspended or in the case of (a) only, if the relevant financier otherwise invokes or, in respect of an event of default thereunder, expressly alleges that an event of default is subsisting and reserves its rights to invoke any such default; or

(b)	if such Event of Default is subsisting on a date on which an Advance is to be made hereunder in an amount greater than an Advance maturing on the same day or for a purpose other than the refinancing of such maturing Advance; and

provided further that, upon the later of the Bridge Facility Discharge Date and the Extended Facilities Discharge Date, there shall no longer be any Excluded Defaults hereunder;

Exiting Subsidiaries means those subsidiaries which should be disposed of under the Strategic Plan, a list of which is set out in Schedule 12 hereto;

Extended Facilities means the credit facilities provided under the Extended Facility Agreements;

Extended Facility Agreements means the Euro 400,000,000 revolving credit agreement dated 28 March 2002 between, inter alios, the Borrower, BNP Paribas as agent and the banks named therein, the Euro 50,000,000 bilateral credit agreement dated 30 April, 2002 between the Borrower and BNP Paribas and the Euro 25,000,000 credit agreement dated 23 April, 2002 between the Borrower and JPMorgan Chase Bank, Paris Branch, in each case, as amended by amendment agreements dated 25 March 2003;

Extended Facilities Discharge Date means the date on which there is an irrevocable and unconditional payment or discharge in respect of the aggregate of all moneys and other liabilities then due or owing by the Borrower pursuant to the terms of the Extended Facility Agreements but in any event no later than 21 January, 2004;

Extended Majority Lenders means the Majority Extended Lenders as defined in the intercreditor agreement dated 25 March 2003 relating to the Extended Facilities;

Facility has the meaning ascribed to it in Clause 2.1;

Facility Office means, in relation to a Bank at any particular time, the office through which it is then acting for the purpose of this Agreement (or, in relation to an Advance in Sterling, that Advance);

Final Maturity Date means the Tranche A Maturity Date or the Tranche B Maturity Date, as the case may be;

Group means at any particular time, the Borrower and its Subsidiaries;

Group Guarantee means a Guarantee from any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member (other than an SPP described in paragraph (i) of the definition of “Project Finance Indebtedness”);

Information Memorandum means the information memorandum dated March 2003 prepared by the Borrower in connection with a banks’ meeting held on 18 March, 2003 and a request for certain waivers and/or amendments relating to certain Affected Facilities;

Initial Liquidity Plan means the Liquidity Plan relating to the Consolidated Group referred to in the Information Memorandum;

Intellectual Property means patents and patent applications, trade and service marks and applications (and goodwill associated with such applications), brand and trade names, copyrights and rights in the nature of copyright, design rights, registered designs and applications for registered designs, trade secrets, know-how and all other intellectual property rights throughout the world and all rights under any agreements relating to the use or exploitation of such rights;

Inter-bank Market means:

(a)	in the case of Euros, the European inter-bank market; and

(b)	in the case of Sterling, the Paris inter-bank market; and

(c)	in any other case, the London inter-bank market;

Investments means (i) any debt securities issued by the governments of any member state of the European Union, Switzerland or the United States, (ii) any debt securities maturing not more than 1 year after the date of acquisition, issued by any commercial banking institution or any company (other than a Subsidiary of the Borrower) organised under the laws of any of the countries referred to above and whose short term debt rating, as at the time of any investment, is at least “P-1” or “A-1” according to Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, respectively, or any successor thereto;

ITB means the project referred to as “disposal of industrial turbines business” in the Information Memorandum or such business itself, as the context may require;

Latest Financial Statements means the Original Financial Statements or, if applicable, the financial statements and accounts most recently delivered to the Agent pursuant to Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information);

LIBOR means, in respect of any Term or Default Interest Period and in respect of any currency (other than Euros or Sterling), the rate which is quoted for that Term or Default Interest Period on the relevant page on the Telerate Monitor (or such other service as may replace it for the purpose of displaying London inter-bank offered rates of leading reference banks for deposits in the relevant currency) as of 11.00 a.m. on the Rate Fixing Day as being the interest rate offered in the London inter-bank market for deposits in the relevant currency for the same period as the relevant Term or Default Interest Period (or, if the periods are not the same, such period, if any, as the Agent determines to be substantially the same) but:

(a)	if the offered rate so appearing is replaced by the corresponding rates of more than one bank, the rate shall be the arithmetic mean (rounded, if necessary, to 4 decimal places) of the respective rates so appearing; and

(b)	if for any other reason such offered rate does not so appear, or if the relevant page is unavailable, the rate shall be the arithmetic mean (rounded as mentioned above) of the respective rates (as quoted to the Agent at its request) at which each Reference Bank is offering deposits in the relevant currency for the relevant Term or Default Interest Period to leading banks in the London inter-bank market at or about 11.00 a.m. on the Rate Fixing Day for that Term or Default Interest Period.

Until replaced, the relevant Telerate Monitor pages are “3750” or “3740” as appropriate, depending on the particular currency, or, in the case of a currency the rate for which is not shown on pages 3750 or 3740, such other page as is notified by the Agent to the Borrower before the relevant Advance is made in that particular currency;

Liquidity Plan means the Initial Liquidity Plan or, if applicable, the Liquidity Plan most recently delivered to the Agent pursuant to Clause18.5(a);

Litigation Report means the annual litigation report dated 15 March, 2003 relating to proceedings affecting members of the Consolidated Group and delivered by the Borrower to the Agent prior to or on the date of the Amendment Agreement;

Majority Banks means Banks whose Commitments together exceed 66 2/3% of the total Commitments or once the Tranche A Commitments equal zero, Banks the Euro Amount of whose Tranche A Outstandings (if any) and Banks whose Tranche B Commitments together exceed 66 2/3% of the sum of the Euro Amount of the Tranche A Outstandings (if any) and the Tranche B Total Commitments or, once the Commitments equal zero, Banks the Euro Amounts of whose Outstandings together exceed 66 2/3% of the Euro Amount of the total Outstandings;

Mandatory Costs means, in relation to any Term or Default Interest Period (or part of a Term or Default Interest Period) relating to any Bank’s share of an Advance or overdue sum (i) the percentage rate per annum determined by that Bank in accordance with Schedule 8 and (ii) the cost, as notified to the Agent, as a percentage rate per annum, incurred by that Bank in making, maintaining or funding that share as a result of compliance with any applicable regulatory or central bank requirements, including any reserve costs imposed by the European

Central Bank or the European System of Central Banks, to the extent not compensated for by item (i) of this definition;

Margin means 2.00% per annum from the date of the Amendment Agreement;

Material Subsidiary means, at any time, any Subsidiary of the Borrower which is named in the list of Subsidiaries set out in Schedule 9 (Material Subsidiaries) (including ALSTOM Holdings) or in any such revised list provided by the Borrower to the Agent in accordance with Clause 18 or otherwise, provided that a Subsidiary shall in all cases be a Material Subsidiary if:

(a)	it represents 5 per cent. or more of consolidated revenues of the Consolidated Group; or

(b)	if it controls directly or indirectly, alone or with other members of the Group, Subsidiaries representing 5 per cent. or more of the consolidated revenues of the Consolidated Group;

provided that all Material Subsidiaries shall represent in aggregate not less than 70 per cent. or more of consolidated revenues of the Consolidated Group;

calculated, in each case, by reference to the most recent audited, consolidated financial statements of the Borrower and the accounts of each Subsidiary for the period covered by such statements or, if not available, the closest period thereto;

Net Cash Proceeds means the cash proceeds from disposal of assets, having deducted, for the avoidance of doubt:

(a)	the tax liability arising from such disposal;

(b)	reasonable costs, commissions and expenses incurred in relation to this disposal; and

(c)	any Indebtedness of the Exiting Subsidiary concerned under any Borrowed Money which are either transferred or required to be repaid in order to effect the disposal;

New Bank means a bank or financial institution to which a Bank seeks to novate (or, as the case may be, has novated) all or part of its rights and/or obligations in accordance with Clause 27.3;

Novation Notice means a notice substantially in the form set out in Schedule 5;

Optional Currency means any currency which is freely transferable and freely convertible into Euros in international foreign exchange markets (other than domestic Sterling) and which the Borrower and the Agent (acting on the instruction of all of the Banks) may from time to time agree;

Original Financial Statements means:

(a)	the audited consolidated financial statements of the Consolidated Group for the period of twelve months ending 31 March, 2002; and

(b)	the semi-annual consolidated financial statements of the Consolidated Group for the period of six months ending 30 September, 2002;

Outstandings means, in relation to a Bank at any particular time, the aggregate principal amount of its share of all (if any) Advances outstanding at that time;

Participating Member State means a member state of the European Union that adopts or has adopted the Euro as its currency in accordance with legislation of the European Union relating to European Economic and Monetary Union;

PIBOR means, in respect of any Term or Default Interest Period and in respect of Sterling, the arithmetic mean (rounded, if necessary, to 4 decimal places) of the respective rates (as quoted to the Agent at its request) at which each Reference Bank is offering deposits in Sterling for the relevant Term or Default Interest Period to leading banks in the Paris inter-bank market at or about 11.00 a.m. Paris time on the Rate Fixing Day for that Term or Default Interest Period;

Place of Payment means the principal financial centre of the country of the currency to be paid (or, if there is more than one such centre, one of those centres as selected by the Agent);

Potential Event of Default means any event or circumstance which, if it continued after the giving of any notice, the expiry of any grace period, and/or (as the case may be) the making of any determination by the Majority Banks, provided for in Clause 20.1, would become an Event of Default;

Project Finance Indebtedness means any Indebtedness to finance the ownership, acquisition, development, operation or maintenance of an asset or business (a Project):

(a) (i)	which is incurred by a single purpose Person (SPP) (whether or not any such SPP is a member of the Consolidated Group or a Subsidiary or an Affiliate of such a member) and:

(A)	whose principal Assets and business are constituted by the ownership, acquisition, development, operation or maintenance of the Project, either directly or indirectly through one or more other SPPs incorporated solely for the purposes of, and whose assets and business are constituted by, the ownership, acquisition, development, operation or maintenance of the Project (each, together with the relevant borrower, a Project Entity); and

(B)	whose liabilities in respect of the Indebtedness concerned are not directly or indirectly the subject of a Group Guarantee (other than as provided in (ii) below); and

(ii)	in respect of which the Person(s) making or making available such Indebtedness (the Lender) has no recourse to any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member (other than the SPP described in paragraph (i) above) for the repayment or payment of any sum relating to such Indebtedness other than recourse:

(A)	in respect of contributions to the equity (or equivalent) of a Project Entity; and/or

(B)	to a Project Entity in respect of such sum being limited to the aggregate cash flow (other than historic cash flow) from the Project; and/or

(C)	to a Project Entity for the sole purpose of enabling amounts to be claimed in respect of that Indebtedness on an enforcement of any Security given to the Lender over the Assets constituting the Project or the income, cash flow or other proceeds deriving therefrom (or rights given by any shareholder or equivalent in a Project Entity over its shares or equity equivalent in the Project Entity) to secure that Indebtedness, provided that: (x) the extent of such recourse to a Project Entity is limited solely to the amount of any recoveries made on any such enforcement, and (y) the Lender is not entitled, by virtue of any right or claim arising out of or in connection with such Indebtedness, to commence proceedings for the winding-up or dissolution of a Project Entity or to appoint or procure the appointment of any receiver, trustee or similar person or official in respect of a Project Entity or any of its Assets (save for the Assets which are the subject of such encumbrance); and/or

(D)	to a Project Entity or a member of the Consolidated Group or a Subsidiary or Affiliate of such member, which recourse is limited to a claim for damages (other than liquidated damages) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against whom recourse is available; and/or

(E)	to any collateral or covenant to pay provided by any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member in exchange for the transfer to it of Assets in the form of cash (excluding, for the avoidance of doubt, the distribution of dividends to any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member) of a Project Entity provided that such collateral or covenant which is provided in exchange for such Assets does not have a value greater than the market value of such Assets at the time of transfer and provided further if such collateral or such covenant to pay has or is capable of having a value exceeding € 15 million, the Borrower shall notify the Agent promptly of the same and of the relevant Assets; and/or

(b)	which the Majority Banks shall have agreed in writing to treat as Project Finance Indebtedness;

Qualifying Lender means a Person which is entitled to any part of an Advance and any interest to be paid to it on that part of that Advance and which fulfils the conditions (other than the completion and filing of forms by such Person) imposed by French laws, taking into account, as the case may be, any applicable international treaty, in order for any sum payable by the Borrower or the Agent for the account of the Borrower not to be subject to any withholding or deduction for any taxes;

Rate Fixing Day means in relation to any Term or Default Interest Period for which an interest rate is to be determined under this Agreement in respect of an amount denominated or to be denominated in Euro or an Optional Currency, the day on which quotations would ordinarily be provided in the relevant Inter-bank Market for deposits in the relevant unit for delivery on the first day of that period. If for any such period quotations would ordinarily be provided on more than one day, the Rate Fixing Day for that period shall be whichever of those days is from time to time nominated by the Agent (having regard to any convention or practice in the relevant Inter-bank Market);

Reference Banks means, subject to Clause 27.5(a), BNP Paribas, J.P. Morgan plc (formerly Chase Manhattan plc) and HSBC Bank plc, each acting through such London office as is from time to time designated by it to the Agent for this purpose provided that, in the case of Advances denominated in Euros or in Sterling, Reference Banks shall mean BNP Paribas, J.P. Morgan plc (formerly Chase Manhattan plc) and HSBC Bank plc, each acting through such Paris Office as is from time to time designated by it to the Agent for this purpose;

Relevant Subsidiaries means the Material Subsidiaries, the Selling Subsidiaries, the Exiting Subsidiaries and (to the extent not already included, but for the purposes of Clause 17.1(g) and Clause 20.1(e), (f), (g) or (h) only) any holding company of any of them (including, for the avoidance of doubt, each intermediary holding company involved in the chain of control of ITB and T&D);

Repayment Date means, in relation to an Advance, the last day of its Term;

Required Amount means:

(a)	in the case of Euros, a minimum of €100 million and an integral multiple of €50 million;

(b)	in the case of an Optional Currency, the equivalent (rounded on such basis as may reasonably be determined by the Agent and notified to the Borrower) of the Required Amount for Euros or any other amount agreed with the Agent;

Reservations means generally applicable legal principles affecting creditors’ rights generally and applicable:

(a)	under French law in relation to the exercise and enforceability of rights against companies incorporated in France; or

(b)	under rules of English contract law;

Selling Subsidiaries means those subsidiaries which are selling the Exiting Subsidiaries under the Strategic Plan, a list of which (other than those relating to real estate disposals) is set out in Schedule 12 hereto;

Short-term Investments means any short term debt securities issued by any commercial banking institution or any company (other than a Subsidiary of the Borrower) organised under the laws of any of the OECD countries and whose short term debt rating, as at the time of any investment, is at least P-1 or A-1 according to Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, respectively, or any successor thereto and purchased by the Borrower as a short term placement of excess cash;

Specified Time for any action means the time and date specified in Schedule 7 for that action;

Sterling means the lawful currency for the time being of the United Kingdom;

Strategic Plan means the strategic plan for the Group outlined in the Information Memorandum;

Subsidiary means in relation to any Person (its holding company), at any particular time, any other Person which is then directly or indirectly Controlled, or more than 50% of whose share capital (or the like) is then beneficially owned, directly or indirectly, by that Person;

T&D means the project referred to as “the disposal of transmission and distribution business” in the Information Memorandum, or such business itself, as the context may require;

Term means, in relation to an Advance, the period for which it is to be or, as the case may be, has been made;

Total Debt means an amount equal to the aggregate of the liabilities described as “financial debt” of the Consolidated Group (including borrowings, bonds and notes issued, other financial debt and bank overdrafts and, for the avoidance of doubt, the redeemable preference shares of ALSTOM Finance Jersey Ltd maturing on 31 March, 2006 and the subordinated notes issued on 29 September, 2000) and the aggregate amount of securitised trade receivables (both existing and future and, in each case, to the extent permitted pursuant to the terms of this Agreement), net of retained interests, all as shown in the then latest monthly management accounts and/or Latest Financial Statements of the Borrower, as the case may be (recognising, without prejudice to the Borrower’s obligations pursuant to Clauses 18.1, 18.2 and 18.3, that figures prepared with due diligence and in good faith in respect of semi annual and annual accounts may differ from the figures in the management accounts for the corresponding period);

Total Net Debt means, at any time, Total Debt less Short-term Investments, cash and cash equivalents of the Consolidated Group all as shown in the then latest monthly management accounts and/or Latest Financial Statements of the Borrower, as the case may be (recognising that figures in respect of semi annual and annual accounts may differ from the figures in the management accounts for the corresponding period);

Tranche A means that portion of the facility in respect of which Advances will mature no later than the Tranche A Maturity Date;

Tranche B means that portion of the facility in respect of which Advances will mature no later than the Tranche B Maturity Date;

Tranche A Amount means the total amount that may be drawn under Tranche A, which on the date of the Agreement was €625,000,000 and on the Tranche A Maturity Date was reduced to nil;

Tranche B Amount means the total amount that may be drawn under Tranche B, which on the date of the Agreement was €1,250,000,000 and on the date of the Amendment Agreement is no more than €1,250,000,000;

Tranche A Available Amount means the total amount of the Tranche A Available Commitments;

Tranche B Available Amount means the total amount of the Tranche B Available Commitments;

Tranche A Available Commitment means, in relation to a Bank on any date, its Tranche A Commitment less the Euro Amount of its Tranche A Outstandings, together with that Bank’s share of any Tranche A Advances the Repayment Date of which falls on such date;

Tranche B Available Commitment means, in relation to a Bank on any date, its Tranche B Commitment less the Euro Amount of its Tranche B Outstandings, together with that Bank’s share of any Tranche B Advances the Repayment Date of which falls on such date;

Tranche A Maturity Date means 15 April, 2001;

Tranche B Maturity Date means 19 April, 2004;

Tranche A Outstandings means, in relation to a Bank at a particular time, the aggregate principal amount of its share of all (if any) Tranche A Advances outstanding at that time;

Tranche B Outstandings means, in relation to a Bank at a particular time, the aggregate principal amount of its share of all (if any) Tranche B Advances outstanding at that time;

Tranche A Commitment means, in relation to a Bank and subject as provided in this Agreement, the amount set out opposite its name at the end of this Agreement under the heading “Tranche A”;

Tranche B Commitment means, in relation to a Bank and subject as provided in this Agreement, the amount set out opposite its name at the end of this Agreement under the heading “Tranche B”;

Tranche A Total Commitments means the aggregate for the time being of the Tranche A Commitments;

Tranche B Total Commitments means the aggregate for the time being of the Tranche B Commitments;

Vendor Financing means provision of financial assistance to a third party institution which finances any customer of any member(s) of the Group;

Construction of Certain References

1.2 Except to the extent that the context requires otherwise, any reference in this Agreement to:

an Affiliate of any Person means any Subsidiary or holding company of that Person, or any Subsidiary of any such holding company, or any other Person in which that Person or any such holding company or Subsidiary owns at least 20% of the share capital or the like;

an Agency of a state includes any agency, authority, central bank, department, government, legislature, minister, ministry, official or public or statutory Person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

this Agreement includes this Agreement, the Amendment Letters, the Amendment Agreement, the fee letters referred to in Clause 10 (Fees), the Taux Effectif Global letter referred to in Clause 8.5 (Taux Effectif Global), any novation notice and any other document designated by the Agent and the Borrower, as from time to time amended, supplemented, novated, restated or replaced and any document which amends, supplements, novates, restates or replaces this Agreement, in accordance with Clause 27.3 (Banks) or 28.2 (Amendments, Waivers and Consents);

the Assets of any Person means all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated;

Borrowed Money includes any Indebtedness (a) for or in respect of money borrowed or raised (whether or not for cash), by whatever means (including acceptances, deposits, discounting, factoring, finance leases, hire purchase, sale-and-lease back, sale-and-repurchase and any form of off-balance sheet financing), (b) for the deferred purchase price of Assets or services (other than goods or services obtained on normal commercial terms in the ordinary course of trading) or (c) any Guarantee in respect of any Indebtedness falling within (a) or (b) above;

references to certain things or acts being “permitted” under the Bridge Facility Agreement and/or under the Extended Facility Agreements (or in this connection, with the consent or approval of the Bridge Majority Lenders or the Extended Majority Lenders, as the case may be) are applicable only so long as the relevant agreement(s) are respectively in full force and effect;

Consent also includes an approval, authorisation, exemption, filing, licence, order, permission, recording or registration (and references to obtaining Consents shall be construed accordingly);

one Person being Controlled by another means that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the Board of Directors or other governing body of that Person or otherwise controls or has the power to control the affairs and policies of that Person;

the date of this Agreement means 19 April 1999 and the date of the Amendment Agreement means 8 April 2003;

a Directive includes any present or future directive, regulation, request, requirement, rule or credit restraint programme of any Agency of any state or of any self-regulating organisation (whether or not having the force of law but, if not having the force of law, only if compliance with the Directive is in accordance with the general practice of Persons to whom the Directive is intended to apply);

the equivalent in any currency (the first currency) of any amount in another currency (the second currency) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the spot rate of exchange at which the Agent would have been prepared and able to purchase that amount in the first currency for the second currency in the Paris foreign exchange market for value as at the relevant time on the relevant date specified in this Agreement (or, where no such time and date is specified, for value at such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

a Guarantee also includes an indemnity, and any other obligation (whatever called) of any Person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of Assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise be responsible for, any Indebtedness of any other Person;

Indebtedness includes, with respect to any Person (the Relevant Person), any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) (a) of the Relevant Person for the payment or repayment of money or (b) of any other Person for the payment or repayment of money secured by Security on Assets of the Relevant Person, whether or not the Relevant Person is liable in respect of any obligation so secured;

a law includes common or customary law and any constitution, decree, judgement, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatever (and lawful and unlawful shall be construed accordingly);

something having a Material Adverse Effect (on the Borrower) is to it having a material adverse effect (a) on the financial condition or business of the Borrower or the Group taken as a whole or (b) on the ability of the Borrower to perform and comply with its obligations under this Agreement;

any obligation of any Person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and due, owing, payable and receivable shall be similarly construed);

a Person includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organisation, trust, state or Agency of a state (in each case, whether or not having separate legal personality);

Security includes any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance and any other agreement or arrangement having substantially the same economic effect (including any “flawed asset” arrangement) (and secured shall be construed accordingly);

Tax(es) includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed;

Tax on Overall Net Income of a Person shall be construed as a reference to Tax (other than Tax deducted or withheld from any payment) imposed on that Person by the jurisdiction in which its principal office (and/or, in the case of a Bank, its Facility Office) is located by reference to (a) the net income, profits or gains of that Person world-wide or (b) such of its net income, profits or gains as arise in or relate to that jurisdiction;

a time of the day is to London time unless otherwise stated;

the Winding-up of a Person also includes the amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation of that Person, and any equivalent or analogous procedure under the law of any jurisdiction in which that Person is incorporated, domiciled or resident or carries on business or has Assets.

Calculation of Financial Covenants

1.3 Consolidated Net Worth, Consolidated Net Financial Expense, EBITDA, Total Debt and Total Net Debt shall be calculated and interpreted in accordance with Applicable Accounting Principles and shall be expressed in Euros.

Headings

1.4 Headings shall be ignored in construing this Agreement.

2.	THE FACILITY

Amount

2.1 On the date of this Agreement, the Banks granted to the Borrower a Euro revolving credit facility of up to € 1,875,000,000, with a multicurrency option, available in 2 tranches (the Facility). Since such time Tranche A has been repaid in full and the Facility has been reduced and as of the date of the Amendment Agreement the aggregate Outstandings and Commitment under the Facility are both equal to € 1,250,000,000 which represents the Tranche B Outstandings and the Tranche B Total Commitments.

Pro Rata Participation in Advances

2.2 Each Bank will participate through its Facility Office in each Advance to be made under the facility in the proportion borne by its Tranche A Available Commitment or, as the case may be, its Tranche B Available Commitment to the Tranche A Available Amount or, as the case may be, to the Tranche B Available Amount when the Agent receives the notice requesting that Advance (unless, between then and the time for making that Advance, its Tranche A Available Commitment or, as the case may be, its Tranche B Available Commitment is reduced to zero, in which case the amount of that Advance will be reduced accordingly);

Calculation of Available Commitments/Facility

2.3 In order to calculate the amount of the Tranche A Available Amount and the Tranche B Available Amount and each Bank’s Tranche A Available Commitment or, as the case may be, its Tranche B Available Commitment in connection with a proposed Advance (whether for the purpose of Clause 2.2 (Pro Rata Participation in Advances) or 4.2 (Drawdown Request)):

(a)	any Advances under the relevant tranche with Repayment Dates on or before the proposed date of that Advance shall be deemed to have been repaid; and

(b)	if any other requests are outstanding for Advances under the relevant tranche to be made on or before the proposed date of that Advance, all Advances to which those requests relate shall be deemed to be outstanding.

Purpose

2.4 (a)	the Borrower shall use the entire proceeds of each Advance made under Tranche A for working capital purposes and for the refinancing of existing indebtedness; and

(b)	the Borrower shall use the entire proceeds of each Advance made under Tranche B for general corporate purposes;

but in each case neither the Agent nor any Bank need check that it does so.

3.	CONDITIONS PRECEDENT

The conditions precedent in Schedule 1 have been satisfied.

4.	DRAWDOWN

Drawdown Conditions

4.1 Advances will be made by the Banks to and as requested by the Borrower if the additional conditions set out in Clauses 4.2 (Drawdown Request) to 4.5 (No Event of Default etc.) are fulfilled.

Drawdown Request

4.2 Not later than the Specified Time (or, as the case may be, such later time as may be acceptable to the Agent and the Banks for the purpose of the relevant request), the Agent has received from the Borrower a notice substantially in the form set out in Schedule 6 specifying:

(a)	whether the Advance is to be made under Tranche A or Tranche B;

(b)	the proposed date of that Advance, which must be a Business Day before the relevant Final Maturity Date;

(c)	its amount which must be or produce a Euro Amount equal to or less than the Tranche A Available Amount or, as the case may be, the Tranche B Available Amount and, if less, must be a Required Amount;

(d)	the currency (which must be Euros or an Optional Currency) in which the Borrower wishes that Advance to be made;

(e)	its Term, which must be in accordance with Clause 8.1 (Term of Advances); and

(f)	details of the bank (which must be in the Place of Payment) and account to which the Borrower wishes the proceeds of that Advance to be made available by the Agent.

No Market Disruption

4.3 No event mentioned in Clause 14.1 (Triggering Events) occurs in relation to that Advance.

Representations etc. Correct

4.4 All representations and warranties in Clause 17 (Representations and Warranties) (except to any extent waived in accordance with Clause 28.2 (Amendments, Waivers and Consents)) have been complied with and would be correct (in all material respects in the cases of Advances the sole purpose of which is to repay an existing Advance) if repeated on the proposed date of that Advance by reference to the circumstances then existing.

No Event of Default etc.

4.5 No Event of Default or Potential Event of Default has occurred on or before that date, or will occur as a result of making that Advance, other than any waived in accordance with Clause 28.2 (Amendments, Waivers and Consents).

Notification of Drawdown Requests

4.6 The Agent shall promptly (and in any event by the Specified Time) notify each Bank of the proposed details of, and the amount of that Bank’s share of, each Advance.

Limit on number of Advances/Currencies

4.7 Not more than 8 Advances may be outstanding at any one time. Advances may not be denominated in more than 4 currencies (including Euros) at any one time.

5.	REPAYMENT

Repayment of Advances

5.1 The Borrower shall repay each Advance on its Repayment Date, together with all unpaid interest accrued on that Advance. However, as the facility is revolving, any amount repaid under Tranche A before the Tranche A Maturity Date and any amount repaid under Tranche B before the Tranche B Maturity Date will remain available for reborrowing under Tranche A or, as the case may be, Tranche B on the terms and conditions of this Agreement.

Final Maturity Date

5.2 If on the Tranche A Maturity Date any Advance under Tranche A remains outstanding, the Borrower shall repay that Advance on that date together with all unpaid accrued interest and fees and any other sum then due under this Agreement. If on the Tranche B Maturity Date any Advance under Tranche B remains outstanding, the Borrower shall repay that Advance on that date together with all unpaid accrued interest and fees and any other sum then due under this Agreement.

6.	PREPAYMENT

Of All Banks

6.1 Following the Bridge Facility Discharge Date and the Extended Facilities Discharge Date, the Borrower may, prepay any Advance, or any part of it which is a Required Amount, without penalty at any time if it gives to the Agent not less than 10 Business Days’ irrevocable written notice of the Advance to be prepaid and the date and amount of the prepayment. Any such prepayment must be accompanied by accrued interest on the amount prepaid and any other sum then due under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement.

Of Certain Banks

6.2 If:

(a)	the Borrower becomes or will on or before the Repayment Date of an Advance become obliged to pay any Tax or other amount for the account of any Bank under Clause 11.2 (Grossing up of payments) or 13 (Increased Costs) and

(b)	the Borrower gives to that Bank and the Agent not less than 10 Business Days’ irrevocable written notice of the date of prepayment,

the Borrower may prepay all (but not part only) of that Bank’s Outstandings without premium or penalty on the date of prepayment specified in that notice. Any such prepayment must be accompanied by all unpaid accrued interest on that Bank’s Outstandings, all unpaid fees accrued to that Bank and any other sum then due to that Bank under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement.

7.	CANCELLATION

Of All Banks

7.1 Following the Bridge Facility Discharge Date and the Extended Facilities Discharge Date, the Borrower may cancel the Tranche A Available Amount or the Tranche B Available Amount any part of each which is a Required Amount, without premium or penalty at any time before the relevant Final Maturity Date by giving to the Agent not less than 10 Business Days’ irrevocable written notice of the date and amount of the cancellation. Any such partial cancellation shall reduce each Bank’s Tranche A or Tranche B Commitment, as the case may be, rateably.

Of Certain Banks

7.2 If the events specified in Clauses 6.2(a) and 6.2(b) occur, the relevant Bank’s Commitment shall be cancelled (without premium or penalty) upon the Agent receiving the relevant notice under Clause 6.2(b). In addition, if any event specified in Clause 6.2(a) occurs and there are no Outstandings owing to the relevant Bank, the Borrower may cancel all (but not part only) of that Bank’s Commitment without premium or penalty at any time before the relevant Final Maturity Date by giving to that Bank and the Agent not less than 10 Business Days’ irrevocable written notice of the date of the cancellation.

Cancellation Rights Limited

7.3 The Borrower may not cancel all or any part of the Commitments except as expressly provided in this Agreement.

8.	INTEREST

Term of Advances

8.1 Interest shall be calculated on each Advance by reference to the Term of that Advance. The Term shall begin on the proposed date of that Advance and shall be of 1, 2, 3 or 6 months’ duration (or a period of less than 6 months ending on the relevant Final Maturity Date), or any other period as agreed by the Banks under Clause 8.1(a) below, as selected by the Borrower in the notice requesting that Advance except as follows:

(a)	the Borrower may not select a Term ending after the relevant Final Maturity Date;

(b)	the Borrower’s selection of a Term other than 1, 2, 3 or 6 months shall only be effective if no Bank disagrees with that selection by notice received by the Agent by the Specified Time. If the Agent receives any such notice, it shall promptly (and in any event by the Specified Time) notify the Borrower and the Banks of that fact and of the alternative duration of that Term. In that event, subject to this Clause 8.1, that Term shall be of the alternative duration (if any) selected by the Borrower in its notice to apply if its first selection is ineffective. If no such effective alternative duration is so selected, that Term shall be 3 months or, as the case may be, of such shorter duration as ends on the relevant Final Maturity Date.

Normal Interest Rate

8.2 The rate of interest applicable to an Advance for all or any part of its Term shall be the rate per annum (as determined by the Agent) equal to the sum of:

(a)	the Margin as applicable for that Advance; and

(b)	the Mandatory Costs (as notified to the Agent by the Banks) for that, or (as the case may be) that part of that, Term if applicable; and

(c)	EURIBOR (in the case of Advances in Euros or, for the avoidance of doubt, any national currency unit of any Participating Member State), PIBOR (in the case of Advances in Sterling) or LIBOR (in any other case) for that Term unless market practice dictates otherwise.

Notification of Interest Rates

8.3 The Agent shall promptly notify the Borrower and the Banks of each rate of interest determined in accordance with this Agreement.

Payment of Interest

8.4 On the Repayment Date of an Advance or (in the case of an overdue sum) the last day of each Default Interest Period relating to that overdue sum, the Borrower shall pay the unpaid interest accrued during that Term or Default Interest Period on the Advance or overdue sum to which it relates at the rate(s) applicable for that Term or Default Interest Period. However, in the case of a Term or Default Interest Period of more than 6 months, the interest accrued during the first 6 months and each, if any, successive 6 month period during that Term or Default Interest Period shall be paid on the last day of any such 6 month period.

Taux Effectif Global

8.5 For the purpose of Article L313.1 et seq., of the French Code de la Consommation, the parties acknowledge that, due to certain characteristics of the facility and, in particular, to the floating interest rate applicable to the Advances, the actual all-in percentage rate (taux effectif global) for the duration of the facility cannot be calculated as at the date of this Agreement. Notwithstanding the above, the Agent delivered to the Borrower on the date of this Agreement and on the date of the Amendment Agreement letters containing indicative calculations of the actual all-in percentage rate, the form of the latter such letter being set out in Schedule 10.

9.	CURRENCY OPTION

Requests for Optional Currency

9.1 If the Borrower so requests in the notice requesting an Advance, that Advance shall be made in the Optional Currency specified in that request unless otherwise provided in this Agreement.

Response to Request for an Optional Currency

9.2 Not later than the Specified Time, any Bank may notify the Agent to the effect that:

(a)	that Bank expects to be unable to obtain matching deposits in the relevant Optional Currency in the Inter-bank Market at or about 11 a.m. (Paris or, as the case may be, London time) on the Rate Fixing Day in sufficient amounts to fund its share of that Advance; or

(b)	it would be impossible, impracticable, unlawful or contrary to a law or Directive for its share of that Advance to be denominated in the relevant Optional Currency.

If the Agent receives any such notice, it shall promptly (and in any event by the Specified Time) notify the Borrower and the Banks.

Fallback Currency

9.3 If the Agent receives a notice from any Bank in accordance with Clause 9.2 (Response to Request for an Optional Currency) (and, where applicable, also receives such a notice in relation to the alternative duration of the relevant Term resulting from the operation of Clause 8.1(b)) then, subject to Clause 4.3 (No Market Disruption), the relevant Advance shall instead be made in Euros and in the Euro Amount of that Advance.

Changes in Condition

9.4 Without prejudice to Clause 14 (Change in Market Conditions), if:

(a)	any event described in Clause 9.5 (Supervening Events) occurs (or comes to the attention of the Agent) after receipt by the Agent of the notice requesting an Advance; and

(b)	the Agent gives notice to the Borrower by the Specified Time to the effect that, as a result, it will not be possible for that Advance to be made in the Optional Currency requested by the Borrower,

then (subject to Clause 4.3 (No Market Disruption)) that Advance shall instead be made in Euros and in the Euro Amount of that Advance. In that event, the rate of interest applicable to that Advance for its Term shall be determined by reference to rates prevailing at such time on such day as the Agent determines to be appropriate (and all references to 11 a.m. on the Rate Fixing Day shall be construed accordingly).

Supervening Events

9.5	The events referred to in Clause 9.4 (Changes in Conditions) are:

(a)	the relevant Optional Currency for any reason not being freely convertible into Euros and/or not being freely transferable;

(b)	such changes in any applicable law or Directive (including, in particular, exchange controls) or in the availability in the Inter-bank Market of deposits for the relevant Term in the relevant Optional Currency as (in any such case) would, in the opinion of the Agent (after consultation, if practicable, with the Banks), make it impossible, impracticable, unlawful or contrary to a law or Directive for all or part of the relevant Advance to be denominated in that Optional Currency during that Term; and/or

(c)	the impossibility of making payment in the Place of Payment in the manner provided for in this Agreement.

10.	FEES

Agency Fee

10.1 The Borrower shall pay to the Agent for its own account an agency fee as stated in a letter dated 25 February 1999 from the Agent to, and countersigned by, the Borrower.

Arrangement Fee

10.2 The Borrower shall pay to the Agent (for the account of the Arrangers) an arrangement fee as stated in a letter dated 19 April 1999 from the Arrangers to, and countersigned by, the Borrower.

Amendment Fee

10.3 The Borrower shall pay to the Agent (for the account of the Banks identified therein) an amendment fee as stated in the Amendment Fee Letter.

Commitment Fees

10.4 The Borrower shall pay a commitment fee calculated on a daily basis at the rate of 1.00% per annum on the amount of each Bank’s Available Commitment from day to day during the period beginning on the date of the Amendment Agreement and ending on the relevant Final Maturity Date. These fees shall be payable in arrear quarterly from the date of the Amendment Agreement and on the relevant Final Maturity Date or any earlier date on which that Bank’s Tranche A Commitment or Tranche B Commitment, as the case may be, is reduced to zero.

Utilisation Fee

10.5	(a) In respect of Tranche A Outstandings, the Borrower shall pay a utilisation fee calculated on a daily basis at the rate of 0.05% per annum on the Euro Amount of each Bank’s Tranche A Outstandings on each day during the period beginning on the date of this Agreement and ending on the Tranche A Maturity Date (or, if any Advance under Tranche A remains outstanding after the Tranche A Maturity Date, on such later date as all Advances under Tranche A have been repaid), during which the aggregate Euro Amount of the Tranche A Outstandings is greater than 50% of the Tranche A Total Commitments.

(b)	In respect of Tranche B Outstandings, the Borrower shall pay a utilisation fee calculated on a daily basis at the rate of (i) 0.05% per annum on the Euro Amount of each Bank’s Tranche B Outstandings on each day during the period beginning on the date of this Agreement and ending on the date three years after the date of this Agreement and (ii) 0.075% per annum on the Euro Amount of each Bank’s Tranche B Outstandings on each day thereafter until the Tranche B Maturity Date (or, if any Advance under Tranche B remains outstanding after the Tranche B Maturity Date, on such later date as all Advances under Tranche B have been repaid), in each case during which the Euro Amount of the aggregate Tranche B Outstandings is greater than 50% of the Tranche B Total Commitments.

(c)	These fees shall be payable quarterly in arrear from the date of this Agreement and on the relevant Final Maturity Date, or any earlier date on which a Bank’s Outstandings become repayable under Clause 6.2 (Prepayment of Certain Banks), 12 (Illegality) or Clause 20.1 (Default) or on which both its Commitment and its Outstandings first equal zero (or, if any Advance remains outstanding after the relevant Final Maturity Date, on such later date as relevant Advances have been repaid).

In relation to any day on which a Bank’s Commitment (whether Tranche A or Tranche B) equals zero but its Outstandings do not, for the purpose of calculating the utilisation fee its Commitment under the relevant tranche shall be deemed to be the amount at which it stood immediately before it first equalled zero.

11.	TAXES

Payments to be free and clear

11.1 All sums payable by the Borrower under this Agreement shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding, whether for or on account of Tax, by way of set-off or otherwise.

Grossing-up of Payments

11.2 (a)	If the Borrower or any other Person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time deduct or withhold any such Tax or other amount from any sum paid or payable by, or received or receivable from, the Borrower under this Agreement, the Borrower shall (to the extent permitted by law) at the same time pay such additional amount as is necessary to ensure that the Agent or, as the case may be, the Bank to which that sum is due receives and retains (free from any liability other than Tax on its Overall Net Income) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made.

(b)	If the Borrower or any other Person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time pay any such Tax or other amount on, or calculated by reference to, any sum received or receivable (including any sum received or receivable under this Clause 11.2(b)) by the Agent or, as the case may be, any Bank under this Agreement (except for a payment by the Agent or a Bank of Tax on its Overall Net Income), the Borrower shall pay or procure the payment of that Tax or other amount before any interest or penalty becomes payable or, if that Tax or other amount is payable and paid by the Agent or any Bank, shall reimburse it on demand for the amount paid by it.

(c)	Within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax or other amount which it is required by Clause 11.2(b) to pay, the Borrower shall deliver to the Agent evidence satisfactory to the Agent or, as the case may be, the relevant Bank of that deduction, withholding or, as the case may be, payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

(d)	As soon as the Borrower is aware that any such deduction, withholding or payment is required (or of any change in any such requirement), it shall notify the Agent.

(e)	If the Borrower becomes or will become obliged to pay an amount under Clauses 11.2(a) or 11.2(b) to any Bank but is prevented by law from making such payment, then the Borrower shall give notice to the Agent within 15 days of becoming aware of such fact. During the 30 day period commencing on the date of receipt of such information, the Borrower and the relevant Bank shall negotiate in good faith with a view to the Bank taking such steps as it determines, in its discretion, are reasonably open to it and are acceptable to the Borrower to avoid such prohibition on payment. If, at the end of the 30 day period, no mutually acceptable solution has been agreed on, the Borrower shall, within 2 Business Days, prepay that Bank’s share of each Advance, together with all interest accrued thereon and any other sum then due to that Bank under Clause 22.2 (Broken Funding Costs) and any other provision of this Agreement.

Qualifying Lender

11.3 Notwithstanding Clauses 11.2(a) and 11.2(b), the Borrower shall not be required to pay any additional amount in respect of any Tax so imposed or levied on a Bank if on the due date of a payment of interest to a Bank, such Bank is not a Qualifying Lender, unless such imposition of withholding results from the introduction of, or any change in, or in the interpretation or application of, any relevant law, order or practice of the French tax authorities after this Agreement is entered into or, as the case may be, the date on which that Bank becomes a Bank, or from the breach by the Borrower of its obligations under Clause 11.4 (Tax Administration Formalities) below.

Tax administration formalities

11.4 The Borrower agrees to provide such information in respect of itself as may be reasonably requested by the Banks in order for the Banks to comply with any administrative formalities required in order for the Banks to be exempt from withholding or deduction for any taxes under any applicable international treaty.

Refund of Tax Credits

11.5	If:

(a)	the Borrower makes a payment under Clause 11.2(a) or 11.2(b) (a Tax Payment) in respect of a payment to a Bank under this Agreement; and

(b)	that Bank obtains a refund of Tax or obtained and used a credit against Tax on its Overall Net Income (a Tax Credit) which that Bank is able to identify as attributable to that Tax Payment,

then, if it can do so without any adverse consequences for that Bank, that Bank shall, as soon as practicable, reimburse the Borrower such amount as that Bank determines to be such proportion of that Tax Credit as will leave that Bank (after that reimbursement) in no better or worse position in respect of its world-wide Tax liabilities than it would have been in if no Tax Payment had been required. A Bank shall use its reasonable endeavours to claim any Tax Credit (and, if it does claim, the extent, order and manner in which it does so) and whether any amount is due from it under this Clause 11.5 (and, if so, what amount and when). No Bank shall be obliged to disclose any information regarding its Tax affairs and computations.

12.	ILLEGALITY

If at any time any Bank (acting reasonably) determines that it is or will become unlawful or contrary to any law or Directive for it to allow all or part of its Commitment to remain outstanding, to make, fund or have outstanding all or part of its Outstandings and/or to carry out all or any of its other obligations under this Agreement then, unless the problem has been resolved by the operation of Clause 9 (Currency Option):

(a)	upon that Bank notifying the Borrower and the Agent, its Commitment (if any) shall be cancelled; and

(b)	the Borrower shall prepay that Bank’s share of each Advance immediately on the Repayment Date of that Advance or (if not yet unlawful) within 10 Business Days of that notification (whichever is earlier) with all unpaid accrued interest thereon, all unpaid fees accrued to that Bank and any other sum then due to that Bank under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement.

13.	INCREASED COSTS

Indemnity

13.1 If the Agent or, as the case may be, any Bank (in each case acting reasonably) determines that, as a result of (a) the introduction of or any change in, or in the interpretation or application of, any law or Directive or (b) compliance by it with any law or Directive:

(a)	it (or any of its holding companies) incurs a cost in maintaining all or any part of its Commitment and/or in making, maintaining or funding all or any part of its share of any Advance or any overdue sum; and/or

(b)	any sum received or receivable by it under this Agreement or the effective return to it under this Agreement or the overall return on its (or any of its holding companies’) capital is reduced (except on account of Tax on its Overall Net Income); and/or

(c)	it (or any of its holding companies) makes any payment (except on account of Tax on its Overall Net Income) or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under this Agreement, the Borrower shall, at the request of the Agent or the relevant Bank, as the case may be, and at the Borrower’s option either (i) indemnify it, without incurring any further penalty, (or pay to it an amount sufficient to indemnify any of its holding companies) against that cost, reduction, payment or forgone interest or other return (except to the extent that it results from a deduction or withholding of Tax) and, accordingly, shall from time to time on demand (whenever made) pay to the Agent for its own account or, as the case may be, for the account of that Bank the amount certified by it with reasonable justification to be necessary so to indemnify it (or any of its holding companies) or (ii) prepay to that Bank all (but not part only) of that Bank’s Outstandings on the date specified in that request. Any such prepayment must be accompanied by all unpaid accrued interest on that Bank’s Outstandings, all unpaid fees accrued to that Bank and any other sum then due to that Bank under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement.

Capital Adequacy

13.2 Under Clause 13.1 (Indemnity), but subject to Clause 13.3 (Exception) a Bank shall be entitled to claim indemnification not only for a cost, reduction, payment or forgone interest or other return directly attributable to this Agreement, its Commitment, its share of any Advance or any overdue sum, but also for that proportion of any cost, reduction, payment or forgone interest or other return which that Bank (or any of its holding companies) reasonably determines to be fairly allocable to this Agreement, its Commitment, its share of any Advance or any overdue sum in relation to any law or Directive applicable to that Bank (or any of its holding companies) or affecting the conduct of that Bank’s (or any of its holding companies’) business or a type of business or the manner in which or the extent to which that Bank (or any of its holding companies) allocates capital resources.

Exception

13.3 Clause 13.1 (Indemnity) shall not oblige the Borrower to compensate any Bank (or any of its holding companies) for any cost, reduction, payment or forgone interest or other return which results from the implementation, as contemplated on the signing of this Agreement, of the matters set out in the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, unless it results from any change after the signing of this Agreement in, or in the interpretation or application of, such matters as contemplated on the signing of this Agreement.

14.	CHANGE IN MARKET CONDITIONS

Triggering Events

14.1 If in relation to any Advance:

(a)	the Agent is unable to determine, as the case may be, EURIBOR or LIBOR; or

(b)	the Agent is notified by Banks to whom more than 33 1/3% of that Advance, if made, would be owing that (a) they are or expect to be unable to obtain matching deposits in the Inter-bank Market at or about 11 a.m. (Brussels or London time or, as the case may be, Paris time) on the Rate Fixing Day in sufficient amounts to fund their respective shares of that Advance during its Term and the problem is not resolved by the operation of Clause 9 (Currency Option) or (b) the EURIBOR, PIBOR or LIBOR, as the case may be, fixed for the Term of that Advance does not reflect the cost to those Banks of obtaining such deposits, the Agent shall promptly notify the Borrower and the Banks and that Advance shall not be made.

Negotiation

14.2 The Borrower and the Agent (on behalf of and after consultation with the Banks) shall then negotiate until not more than 25 days after the Agent gives that notification with a view to agreeing an alternative basis for calculating the interest payable on and/or funding Advances. Any alternative basis agreed in writing by the Agent (on behalf of and with the consent of all the Banks) and the Borrower within that 25 day period shall take effect in accordance with its terms.

15.	MITIGATION

If any circumstances arise which result, or would on the giving of notice result, in the Borrower having to make a payment to or for the account of a Bank under Clause 11 (Taxes), 12 (Illegality) or 13 (Increased Costs), or in a Bank’s Commitment being cancelled under Clause 12(a), then without in any way limiting, reducing or otherwise qualifying any of the obligations of the Borrower under Clauses 11 to 14:

(a)	promptly after an officer of that Bank with responsibility for its participation in this facility becomes aware of the relevant circumstances and their results, that Bank shall notify the Borrower; and

(b)	in consultation with the Borrower and the Agent, that Bank shall take all such steps as it determines are reasonably open to it and as are acceptable to the Borrower and the Agent to mitigate the effect of those circumstances (such as changing its Facility Office, restructuring its participation in the facility and/or novating some or all of its rights or obligations under this Agreement to another Person acceptable to the Borrower and willing to take that novation).

However, no Bank shall be obliged to take any such steps which in its reasonable opinion could have an adverse effect on that Bank.

16.	PAYMENTS

By Banks

16.1 On each date on which an Advance is to be made, each Bank shall make its share of that Advance available to the Agent. Each such amount shall be made available in the currency in which that Advance is to be denominated in such funds and by such time on the due date as may then be generally accepted for the settlement in the Place of Payment of international payments in that currency to such account with such bank in the Place of Payment as the Agent may specify.

If so requested by the Agent, the relevant Bank will promptly confirm to the Agent that it will make the relevant payment as required by this Clause 16.1.

Disbursement to Borrower

16.2 The Agent shall make the amounts so received by it from the Banks available to the Borrower before close of business in the Place of Payment on that date by payment in the same currency and funds as received by the Agent to such account with such bank as the Borrower shall have specified in the notice requesting that Advance. If any Bank makes its share of an Advance available to the Agent later than required by Clause 16.1 (By Banks), the Agent shall make that share available to the Borrower as soon as practicable thereafter.

Currency of Payments

16.3 (a) Each repayment or prepayment of principal of an Advance shall be made in the currency in which that Advance was made.

(b)	Each payment of interest shall be made in the currency in which the Advance or other amount in respect of which that interest accrued was denominated during the period in respect of which that interest accrued.

(c)	Each additional amount payable under Clause 11.2(a) shall be paid in the same currency as the sum to which it relates.

(d)	Each sum payable under Clause 11.2(b), 13 (Increased Costs) or 25.1(c) shall be paid in the currency specified by the Person for whose account it is payable.

(e)	All payments in respect of costs, losses, expenses and liabilities under Clause 16.8(b), 22.1 (Miscellaneous Indemnities), 23.8 (Indemnity to Arranger and Agent), 25.1(a) or 25.1(b) shall be made in the currency in which they were incurred.

(f)	All other payments shall be made in Euros.

By Borrower

16.4 On each date on which a payment is to be made by the Borrower, it shall make that payment to the Agent in the currency specified in Clause 16.3 (Currency of Payments) in such funds and by such time on the due date as may then be generally accepted for the settlement in the Place of Payment of international payments in that currency. All such payments shall be made to such account with such bank in the Place of Payment as the Agent may specify.

Distribution to Banks

16.5 The Agent shall make available to each Bank before close of business in the Place of Payment on that date its pro rata share (if any) of any sum so received by the Agent from the Borrower in the same currency and funds as received by the Agent to such account of that Bank with such bank in the Place of Payment as it shall have designated to the Agent for that purpose. If any sum is received by the Agent from the Borrower later than required by Clause 16.4 (By Borrower), the Agent shall make each Bank’s share (if any) available to it as soon as practicable thereafter.

Netting of Payments

16.6 Notwithstanding Clauses 4.2(f) and 16.1 (By Banks) to 16.3 (Currency of Payments) or any other provision of this Agreement:

(a)	if on any date an amount (the first amount) is to be advanced by a Bank under this Agreement and an amount (the second amount) is due from the Borrower to that Bank under this Agreement in the same currency, that Bank shall apply the first amount in or towards payment of the second amount. The relevant Bank shall remain obliged to advance any excess (or, as the case may be, the Borrower shall remain obliged to pay any shortfall) in accordance with this Clause 16; and

(b)	if on any date an amount (the first amount) is to be advanced by a Bank under this Agreement and an amount (the second amount) is due from the Borrower to that Bank under this Agreement in a different currency and if the Borrower and the Agent so agree by the Specified Time (or, if Clause 9.4 (Changes in Conditions) applies, by such time on such date as the Agent determines to be appropriate in the circumstances) the Agent shall:

(i)	apply a sum equal to the first amount (or, as the case may be, so much of the first amount as is necessary) in purchasing in the Paris foreign exchange market, for value on the due date of payment of the second amount, an amount in the currency of the second amount (or, as the case may be, so much of the second amount as can be purchased with the first amount); and

(ii)	on receipt of the amount so purchased apply it in or towards payment of the second amount, unless for any reason either of those applications cannot be made at the relevant time.

The relevant Bank shall remain obliged to advance the first amount in the currency of the first amount and the Borrower shall remain obliged to repay the second amount in the currency of the second amount, notwithstanding this Clause 16.6(b).

Nothing in this Clause 16.6 shall be effective to create a charge.

Order of Distribution

16.7 If the amount received by the Agent from the Borrower on any date is less than the total sum remaining and/or becoming due under this Agreement on that date, the Agent shall apply that amount in or towards payment of the following sums in the following order:

(a)	first, in or towards payment pro rata of any sums then due to the Agent or the Arrangers in their capacity as such;

(b)	secondly, in or towards payment pro rata of any sums then due to the Co-Arrangers (or any of them) in their capacity as such;

(c)	thirdly, in or towards payment pro rata of any sums (other than principal of or interest on the Advances) then due to the Banks (or any of them);

(d)	fourthly, in or towards payment pro rata of any interest then due on the Advances;

(e)	fifthly, in or towards payment pro rata of any principal then due.

Any such applications shall override any purported appropriation by any Person. For this purpose, the Agent may (if and to the extent necessary) convert one currency into another.

Refunding of Payments

16.8 The Agent shall not be obliged to (but may) make available to any Person any sum which it is expecting to receive for the account of that Person until it has been able to establish that it has received that sum. However, it may do so if it wishes. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out:

(a)	the Person to whom the Agent made that sum available shall on demand refund it to the Agent; and

(b)	that Person or (at the option of the Agent) the Person by whom that sum should have been made available shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of paying out that sum before receiving it but without prejudice to the rights of any party hereto against such defaulting party.

Non-Business Days

16.9 (a)	If any Repayment Date, the Tranche A Maturity Date or the Tranche B Maturity Date would otherwise fall on a non-Business Day, it shall instead fall on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	Any payment to be made by the Borrower (otherwise than on a Repayment Date) and which would otherwise be due on a non-Business Day shall instead be due on the next Business Day.

17.	REPRESENTATIONS AND WARRANTIES

By the Borrower

17.1 The Borrower represents and warrants to and for the benefit of each other party to this Agreement, in relation to itself and (where applicable) its Relevant Subsidiaries, and in the case of 17.1(h) below, each member of the Group, as follows:

Status

(a)	The Borrower is a limited liability company duly established and validly existing under the laws of the Republic of France and has the power and authority to own its Assets and to conduct the business which it conducts and/or proposes to conduct.

Powers

(b)	The Borrower has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement.

Authorisation and Consents

(c)	All action, conditions and things required by the laws of the Republic of France to be taken, fulfilled and done (including the obtaining of any necessary Consents, the making of registrations and the like) in order:

(i)	to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement, it being understood that not all authorisations have been obtained in order to effect the disposals, the industrial plan or the rights issue contemplated under the Strategic Plan, but that such authorisations shall be obtained in a timely fashion so as to permit such disposals, industrial plan and rights issues to be implemented in accordance with the Strategic Plan;

(ii)	to ensure that those obligations are valid, legally binding and enforceable;

(iii)	to ensure that those obligations rank and will at all times rank in accordance with Clause 0 (Ranking of Obligations); and

(iv)	to make this Agreement admissible in evidence in the courts of England and France (subject only to the preparation of a certified translation of this document),

have been taken, fulfilled and done.

Non-Violation etc.

(d)	Its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, or exceed any borrowing or other power or restriction granted or imposed by:

(i)	any law to which it is subject; or

(ii)	its statuts; or

(iii)	any agreement (including any existing agreement relating to Borrowed Money) to which any member of the Consolidated Group is a party or which is binding on any member of the Consolidated Group or their respective Assets, or result in the existence of, or oblige any member of the Consolidated Group to create, any Security over those Assets other than as permitted under Clause 19.2. (Negative Pledge).

Obligations Binding

(e)	Its obligations under this Agreement are valid, binding and enforceable and rank pari passu with all other unsecured creditors of the Borrower, save for obligations mandatorily preferred by law.

No Default

(f)

(i)	no Event of Default or Potential Event of Default has occurred, or will occur as a result of making any Advance, other than any waived in accordance with Clause 28.2; and

(ii)	neither the Borrower nor any Relevant Subsidiary is in breach of or default under any agreement to an extent or in a manner which has or is likely to have a Material Adverse Effect on the Borrower.

other	than, in each case, an Excluded Default.

Winding-up/Insolvency

(g)

(i)	No proceedings of any nature are current or, to its knowledge, pending or threatened, for the winding-up or dissolution of, or in respect of any insolvency proceeding of any nature relating to the Borrower or any Relevant Subsidiary.

(ii)	The Borrower and the Relevant Subsidiaries are solvent and in a position to meet their respective scheduled payment obligations as they fall due.

Existing Security:

(h)

(i)	No Security exists on or over its Assets or those of ALSTOM Holdings as at the date of the Amendment Agreements except as listed in Schedule 14 (Existing Security); and

(ii)	no Security exists over its Assets or those of any other member of the Group except as permitted pursuant to Clause 19.2 (Negative Pledge).

Accounts

(i)	The Latest Financial Statements as delivered to the Agent (with copies of the related directors’ and auditors’ reports (if any)):

(i)	include such financial statements as are required by the laws of the Republic of France and accounting principles, standards and practices generally accepted in the Republic of France and, save as stated in the notes thereto, were prepared and audited in accordance with accounting standards generally accepted in the Republic of France; and

(ii)	together with those notes, give a true and fair view of the Borrower’s consolidated financial condition and operations and that of the Consolidated Group as at that date and for the period then ended.

No Material Adverse Change

(j)	Save as disclosed to the Banks by the Borrower in writing prior to the date of this Agreement (including in the Information Memorandum, the slides for the analysts and banks meeting held on 12 March, 2003 and the slides for the banks meeting held on 18 March, 2003) or in the tape of the analysts and banks meeting held on 12 March, 2003, no event has occurred or circumstance arisen which has or is likely to have a Material Adverse Effect on the Borrower since 30 September, 2002.

Litigation

(k)	No litigation, arbitration or administrative proceeding is current, pending or threatened:

(i)	to restrain the entry into, exercise of any of its rights under and/or performance or enforcement of or compliance with any of obligations under this Agreement; or

(ii)	which has or may have a Material Adverse Effect on the Borrower since the date of the Amendment Agreement.

Information Memorandum

(l)	To the best of the knowledge, information and belief of the Borrower after making all reasonable enquiries:

(i)	The Information Memorandum was true, complete and accurate in all material respects at the date thereof.

(ii)	The opinions, projections and forecasts in it and the assumptions on which they are based were arrived at after due and careful consideration and enquiry and genuinely represented its views.

(iii)	All other information provided to the Agent, Arrangers and Banks prior to the date of the Amendment Agreement (including the conditions precedent to the Amendment Agreement) was true, complete and accurate in all material respects as at the date thereof.

(iv)	The projections and forecasts contained in the latest Liquidity Plan (which, at the date of the Amendment Agreement, is the Initial Liquidity Plan) are fair and based on reasonable assumptions and such Liquidity Plan does not omit any material information which would make such projections and forecasts misleading in any material respect (save as may be otherwise disclosed in writing to the Banks on or before the date of the Amendment Agreement).

(v)	There are no relevant facts or circumstances which have not been disclosed to the Agent, Arrangers and Banks in writing before the date of the Amendment Agreement and which could make any of such information, opinions, projections, forecasts or assumptions untrue, incomplete, inaccurate or misleading in any material respect or which, if disclosed, might reasonably be expected adversely to affect the decision of a Person considering whether to provide finance to it.

(vi)	Any other information delivered by or on behalf of the Borrower hereunder is at the date of delivery hereunder true and accurate in all material respects and not misleading in any material respect by reason of any omission; any statements of opinion included in any such information will reflect opinions held by the officers of the Borrower; and any projections or forecasts contained in any such other information will in all respects be based on reasonable assumptions.

Environmental Matters

(m)	To the best of the Borrower’s knowledge, information and belief, after all reasonable enquiries, none of it and its Material Subsidiaries is in breach or contravention of any applicable Environmental Law in each of the jurisdictions in which it operates in a manner or to an extent which might have a Material Adverse Effect on the Borrower.

Intellectual Property

(n)

(i)	All material Intellectual Property required to conduct its business and that of its Relevant Subsidiaries is beneficially owned by or licensed to Group members free from any licences to third parties which are materially prejudicial to the use of such Intellectual Property, and will not be adversely affected in any material respect by the transactions contemplated by this Agreement or the Strategic Plan (except to the extent being disposed of thereunder); and

(ii)	To the best of the Borrower’s knowledge, information and belief, after reasonable enquiries, its business and that of its Relevant Subsidiaries does not infringe any intellectual property rights of any third party in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect.

Assets

(o)	The Borrower and each Relevant Subsidiary has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conducts is business;

Tax Liabilities:

(p)	No material claims are, or are reasonably likely to be, asserted against the Borrower or any Relevant Subsidiary with respect to unpaid taxes and all material reports and returns on which taxes are required to be shown have been filed and all material taxes required to be paid have been paid, in each case within any applicable time limit or any applicable grace period.

Strategic Plan

(q)	All information supplied by or on behalf of the Borrower and contained or referred to in the Strategic Plan was based on assumptions and valuations which were reasonable at the time it was prepared and there are, after due and careful enquiry by the Borrower, no legal impediments or restrictions of which the Borrower is aware to the implementation of the Strategic Plan in all material respects within the timetable described therein.

Repetition

17.2 Each of the representations and warranties in Clauses 17.1(a) to 17.1(q) (other than Clause 17.1(l)(i), (ii) and (iii)) will be correct and complied with (in all material respects in the case of Advances the sole purpose of which is to repay an existing Advance) on each date on which an Advance is requested or made as if repeated by reference to the then existing circumstances.

Qualifications to Warranties

17.3 The representations and warranties in Clauses 17.1(c)(ii) and 17.1(c)(iv) and 17.1(e) shall be subject to Reservations.

18.	INFORMATION

The Borrower undertakes that, so long as any sum remains to be lent or remains payable under this Agreement:

Preparation of Accounts

18.1 The Borrower will ensure that all accounts to be delivered by it under this Agreement are prepared in such manner that Clause 17.1(i) would be complied with.

Audited Accounts

18.2 As soon as available and in any event within 120 days after the end of each of its financial years (beginning with the current one), the Borrower will deliver to the Agent enough copies for the Banks of its annual report and audited consolidated accounts (including balance sheet, profit and loss and cashflow statements of the Borrower) as at the end of and for that financial year, together with copies of the related directors’ and auditors’ reports.

Semi-Annual Information

18.3 As soon as available and in any event within 90 days after the end of the first six months of each of its financial years (beginning with the current one), the Borrower will deliver to the Agent enough copies for the Banks of its interim consolidated financial statements (which have been subject to limited review by the Borrower’s auditors) (including balance sheet, profit and loss and cashflow statements of the Borrower) for that six month period.

Quarterly Information

18.4 If at any time after the date of the Amendment Agreement the Borrower publishes quarterly consolidated financial statements, as soon as available and in any event within 60 days of the end of each quarter, the Borrower will deliver to the Agent enough copies for the Banks of its interim consolidated financial statements for that quarter.

Monthly and Quarterly Information

18.5 As soon as the same become available, but in any event within twenty days after the end of each calendar month, commencing on 31 March, 2003 (and in the case of items (a), (b) and (d), following the anniversary date of the Amendment Agreement, within twenty days after the end of each calendar quarter) deliver to the Agent (in sufficient copies for each of the Banks):

(a)	an updated Liquidity Plan (certified by an Authorised Signatory) together with a reconciliation statement to provide a comparison to the Initial Liquidity Plan where there are any material deviations between the two together with management commentary on such deviation;

(b)	a management commentary outlining progress in the disposal of Assets by reference to the Strategic Plan the extent to which the Strategic Plan has and will be achieved and any material developments or proposals affecting its implementation;

(c)	details of any litigation current, pending or threatened in respect of which the amount subject to dispute exceeds Euro 100,000,000 or, if the information is then available to the Borrower, in respect of which the amount exceeds Euro 50,000,000;

(d)	an update in respect of the GT24 and GT26 units such update to summarise technical, commercial and financial issues (including an update in respect of claims, (indemnity or otherwise) and provisions); and

(e)	an update in respect of (A) cash collateral securing off-balance sheet undertakings (but only from the calendar month commencing on 30 April, 2003); and (B) the aggregate amount of releases of “cautions” and guarantees in each case in respect of Relevant Subsidiaries.

Information to Shareholders or Creditors

18.6 At the same time as sent to its shareholders (or any class of its shareholders) or creditors, the Borrower will deliver to the Agent enough copies for the Banks of any circular, document or other written information sent to its shareholders (or any class of its shareholders) or creditors as such.

Events of Default

18.7 The Borrower will notify the Agent in writing of the occurrence of any Event of Default or Potential Event of Default other than an Excluded Default (and of any action taken or proposed to be taken to remedy it) promptly after becoming aware of it. With each financial statement delivered by it under Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information), and promptly after any request made by the Agent from time to time, the Borrower will deliver to the Agent a certificate signed on its behalf by such Person as may be acceptable to the Agent for that purpose confirming that, so far as it is aware and (if applicable) except as previously notified to the Agent or waived in accordance with Clause 28.2, no Event of Default or Potential Event of Default has occurred or (as the case may be) setting out details of any which has occurred and has not been so notified or waived and of which it is aware and of any action taken or proposed to be taken to remedy it.

18.8	Compliance with Financial Covenants

(a)	With each set of accounts delivered by it under Clause 18.2 (Audited Accounts) the Borrower will deliver to the Agent an annual certificate of the Auditors in such form as they are willing to deliver in accordance with their policies, from time to time, relating to the financial covenants contained in Clause 19.5 (Financial Covenants) as at the end of the relevant period and including (in reasonable detail and in a form satisfactory to the Agent (acting reasonably) their certification as to the computations necessary to demonstrate such compliance.

(b)	(1) With each set of accounts delivered by it under Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information), and

(2)	in respect of its obligations under Clause 19.5(c) (Total Debt) and Clause 19.5(d) (Total Net Debt), within twenty days after the end of each calendar month until 31 December 2003 and thereafter within twenty days after the end of each quarter, and

(3)	in any case within 14 days after any request made by the Agent from time to time),

the Borrower will deliver to the Agent a certificate signed on its behalf by the chief financial officer or a vice president corporate funding of the Borrower:

(aa)	confirming compliance with the relevant tests in Clause 19.5 (Financial Covenants) as at the end of the relevant period (or, as the case may be, as at the date specified in the Agent’s request, which date must be not less than 15 nor more than 45 days before the date of the request); and

(bb)	setting out in reasonable detail and in a form satisfactory to the Agent the computations necessary to demonstrate such compliance.

Material Subsidiaries

18.9 With each set of accounts delivered by it under Clauses 18.2 (Audited Accounts) (and within 14 days after any request made by the Agent from time to time), the Borrower will deliver to the Agent a certificate:

(a)	listing the Material Subsidiaries as at the end of the relevant period (or, as the case may be, as at the date specified in the Agent’s request, which date must be not less than 15 nor more than 45 days before the date of the request); and

(b)	setting out in reasonable detail and in a form satisfactory to the Agent the computations necessary to justify the inclusions in, and exclusions from, that list.

18.10 Cash Collateral: The Borrower undertakes to provide on or prior to 30 April, 2003 to the Agent (with sufficient copies for each of the Banks) a schedule in respect of each Relevant Subsidiary (to the extent applicable) providing details of all cash collateral granted by it as at the date hereof by way of security for off-balance sheet undertakings.

Other Information

18.11 The Borrower will promptly deliver to the Agent for distribution to the Banks such other information relating to its financial condition or business and to the financial condition or business of any member of the Group as the Agent (or any Bank through the Agent) may from time to time reasonably request, including, without limitation, information concerning the implementation of the Strategic Plan.

19.	UNDERTAKINGS

The Borrower undertakes, in relation to itself and, where applicable, each of its Relevant Subsidiaries and/or each member of the Group that, so long as any sum remains to be lent or remains payable under this Agreement:

Ranking of Obligations

19.1 Its payment obligations under this Agreement rank and will at all times rank at least equally and rateably in all respects with all its other unsecured and unsubordinated Indebtedness except for such unsecured Indebtedness as would, by virtue only of the operation of law, be preferred.

Negative Pledge

19.2 The Borrower will not, and will ensure that no other member of the Group will, create or have outstanding any Security on or over their respective Assets, except for:

(a)	Security existing as at the date of the Amendment Agreement and any replacement of any such Security provided that such replacement Security (x) relates to the same Assets as the Security that is replaced; and (y) secures Indebtedness of the same creditor and represents an extension of the Indebtedness secured thereby (but, except with the prior consent of the Majority Banks, the principal, capital or nominal amount secured by any initial or replacement Security referred to in this paragraph (a) may not be increased beyond the maximum such amount secured by the relevant Security at the date of the Amendment Agreement);

(b)	liens arising solely by operation of law and in the ordinary course of business;

(c)	Security over cash or securities deposited with any bank, financial institution, stock exchange or clearing house with which any member of the Group enters into foreign exchange, swap or derivative transactions for hedging purposes in the ordinary course of business and with which cash or securities are required to be deposited in order for such transaction to be entered into;

(d)	Security relating to “cautions”, guarantees, surety bonds and any similar transaction in the ordinary course of business and not at any time exceeding in aggregate Euro 10,000,000;

(e)	Security arising in respect of the purchase of machinery and equipment in the ordinary course of business and granted over such assets to secure Indebtedness raised to finance the acquisition thereof;

(f)	Security for taxes or governmental charges contested in good faith and in relation to which adequate reserves have been made;

(g)	Security resulting from the securitisation transactions permitted (i) under the Bridge Facility Agreement (until the Bridge Facility Discharge Date) and thereafter (ii) under the Extended Facility Agreements (until the Extended Facilities Discharge Date), and thereafter (iii) under Clause 19.3 (Disposals) hereof, in each case following the date of the Amendment Agreement;

(h)	Security resulting from financial leases permitted (i) under the Bridge Facility Agreement (until the Bridge Facility Discharge Date) and thereafter (ii) under the Extended Facility Agreements (until the Extended Facilities Discharge Date), and thereafter (iii) under Clause 19.3 (Disposals) hereof, in each case following the date of the Amendment Agreement, to the extent granted over the relevant leased assets following the date of the Amendment Agreement;

(i)	Security required by law to be created in order to implement the Strategic Plan;

(j)	Security arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired by the relevant member of the Group in the ordinary course of its business;

(k)	any Security existing at the time of acquisition on or over any Asset acquired by it (otherwise than from another member of the Consolidated Group) after the date of the Amendment Agreement and not created in contemplation of or in connection with that acquisition (but, except with the prior consent of (1) the Bridge Majority Lenders (prior Bridge Facility Discharge Date) and (2) the Extended Majority Lenders (prior to the Extended Facility Discharge Date) and thereafter (3) the Majority Banks, the principal, capital or nominal amount secured by any such Security and outstanding at the time of acquisition may not be increased);

(l)	any Security created over Assets acquired after the date of the Amendment Agreement and securing Project Finance Indebtedness provided that the only Assets which are the subject of that Security are Assets which are the subject of the relevant Project;

(m)	any other Security created or outstanding with the consent of the Bridge Majority Lenders (until the Bridge Facility Discharge Date) (but only if the Security in question does not secure liabilities under the Bridge Facility Agreement or under any Extended Facility Agreement) and thereafter the Extended Majority Lenders (until the Extended Facilities Discharge Date) but only if the Security in question does not secure liabilities under any Extended Facility Agreement), and, to the extent not otherwise permitted hereunder, not exceeding, in each case, in the aggregate at any time Euro 20,000,000 for all members of the Group;

(n)	in the ordinary course of business, and over assets having an aggregate value, and securing Indebtedness, not exceeding in aggregate at any time Euro 20,000,000 for all members of the Group; and

(o)	at any time after the Bridge Facility Discharge Date and the Extended Facilities Discharge Date, any other Security created or outstanding with the prior consent of the Majority Banks.

19.3	Disposals

(a)	The Borrower will procure that no member of the Group will (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) dispose of all or any part of its assets other than the following disposals made on arms’ length terms at fair market value:

(i)	of assets in the ordinary course of business;

(ii)	of cash, Short-term Investments and Investments provided such disposals are not prohibited by any other provision hereof;

(iii)	the transfer of title to Assets or receivables to a fonds commun de créance or other entity in the context of an Asset securitisation (titrisation) provided such Assets or receivables are sold for cash or fair value and on an arm’s length basis;

(iv)	to a Material Subsidiary;

(v)	of assets for the purpose of sale and leaseback transactions to the extent permitted (A) under the Bridge Facility Agreement (until the Bridge Facility Discharge Date) and thereafter (B) under the Extended Facility Agreements (until the Extended Facilities Discharge Date) and thereafter (C) hereunder;

(vi)	contemplated by the Strategic Plan;

(vii)	pursuant to a transaction permitted by Clause 19.7(a); or

(viii)	pursuant to a transaction whose individual Net Cash Proceeds do not exceed Euro 100,000 and when aggregated with the Net Cash Proceeds received since the date of the Amendment Agreement in respect of Disposals permitted pursuant to this paragraph (viii) do not exceed Euro 1,000,000;

(ix)	as permitted by the Bridge Majority Lenders under the Bridge Facility Agreement (until the Bridge Facility Discharge Date) or the Extended Majority Lenders under the Extended Facility Agreements (until the Extended Facilities Discharge Date) and thereafter with the prior consent of the Majority Banks;

in each case provided that:

(A)	disposals of shares in a member of the Group are not permitted except by paragraphs (iv), (vi), (ix) or (vii) above;

(B)	disposals under paragraphs (iii) to (vi) inclusive are only permitted so long as no Default has occurred which is continuing;

(b)	No Disposal by any member of the Group referred to in the Strategic Plan shall be made on terms that the purchaser or any other person has a right to require any member of the Group to repurchase or procure the repurchase of all or a material part of the assets disposed of, or on terms having similar effect; provided that this sub-paragraph (b) shall not prevent the granting of warranties, indemnities or the assumption of similar liabilities to the extent in accordance with usual commercial practice.

19.4	Change of Business

(a)	The Borrower will ensure that there is no material change in the overall nature of the business of the Group taken as a whole (whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by disposal, acquisition or otherwise) except by reason of the implementation of the Strategic Plan.

(b)	The Borrower shall not carry on any business other than that of the holding company of the Group and shall not incur any liabilities other than those directly related to such business or the business of the Group.

19.5	Financial Covenants

(a)	Interest Cover: The Borrower shall procure that the ratio of EBITDA to Consolidated Net Financial Expense will not for any 12 month period ending on the last day of the

Borrower’s financial year or half year commencing 31 March 2004, by reference to the financial statements referred to in Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information), be less than the ratio specified below in respect of such financial year or half year.

Date (12 month period ending on:)	Ratio
31 March 2004	1.8:1

(b)	Consolidated Net Worth: The Borrower shall procure that Consolidated Net Worth shall not, by reference to the financial statements referred to in Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information) on any date specified in the table below, be less than the amount set out opposite such date in such table; it being agreed that any increase in the equity of the Borrower shall not be taken into account for the purpose of determining the Consolidated Net Worth of the Borrower.

Date	Amount (Euros)
31 March 2003	800,000,000
30 September 2003	500,000,000
31 March 2004	500,000,000

(c)	Total Debt: In respect of the period commencing on 31 March 2003, the Borrower shall procure that the Total Debt of the Group during any month (or, after 31 December 2003, any quarter) (by reference to each of the financial statements referred to in Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information) and by reference to the monthly management accounts of the Borrower from time to time) is at no time greater than the amount set out below in respect of such month or quarter, as the case may be; provided that the amounts set out in the second column below shall on any date be reduced by an amount equal to the Net Cash Proceeds received prior to such date in respect of any Disposal of ITB or T&D to the extent such amount exceeds the amount of such proceeds forecast to have been received on such date in respect of such Disposal in the Initial Liquidity Plan.

Month	Total Debt
March 2003	€7,000,000,000
April 2003	€7,500,000,000
May 2003	€7,500,000,000
June 2003	€6,800,000,000
July 2003	€6,800,000,000
August 2003	€6,800,000,000
September 2003	€6,800,000,000
October 2003	€6,000,000,000
November 2003	€6,000,000,000
December 2003	€6,000,000,000
March 2004	€4,800,000,000

(d)	Total Net Debt: In respect of the period commencing on 31 March 2003, the Borrower shall procure that the Total Net Debt of the Group during any month (or, after 31 December 2003, any quarter) (by reference to each of the financial statements referred to in Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information) and by reference to the monthly management accounts by the Borrower from time to time) is at no time greater than the amount set out below in respect of such month or quarter, as the case may be; provided that the amounts set out in the second column below shall on any date be reduced by an amount equal to the Net Cash Proceeds received prior to such date in respect of any Disposal of ITB or T&D to the extent such amount exceeds the amount of such proceeds forecast to have been received on such date in respect of such Disposal in the Initial Liquidity Plan.

Month	Total Net Debt
March 2003	€5,300,000,000
April 2003	€5,900,000,000
May 2003	€6,100,000,000
June 2003	€5,500,000,000
July 2003	€5,500,000,000
August 2003	€5,500,000,000
September 2003	€5,500,000,000
October 2003	€4,800,000,000
November 2003	€4,800,000,000
December 2003	€4,800,000,000
March 2004	€3,600,000,000

(e)	Financial Covenant Testing: The financial covenant specified in Clause 19.5(a), (b), (c) and (d) above shall, be tested by reference to the Latest Financial Statements of the Borrower delivered pursuant to Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information). The financial covenants specified in Clause (c) and (d) shall be tested by reference to the consolidated financial position of the Borrower on the last day of the relevant calendar month as evidenced by the compliance certificates and other information delivered pursuant to each of Clauses 18.2, 18.3 and 18.8 above.

(f)	If any financial statement of the Borrower delivered or to be delivered to the Agent under Clauses 18.2 (Audited Accounts) or 18.3 (Semi-Annual Information) is not to be or, as the case may be, has not been prepared in accordance with Applicable Accounting Principles and including if any change is made to the method of calculating “financial debt” as set out therein (in respect of the Borrower or of any Subsidiary):

(i)	The Borrower shall immediately notify the Agent and the Agent (on behalf of and after consultation with all the Banks) shall, on the request of the Agent, negotiate in good faith with a view to agreeing such amendments to the above financial ratios and/or the definitions of the terms used in them as are necessary to give the Banks comparable protection to that contemplated at the date of the Amendment Agreement.

(ii)	If amendments are agreed by the Borrower and the Majority Banks within 25 days, those amendments shall take effect in accordance with the terms of that agreement.

(iii)	If such amendments are not so agreed within 25 days, the Borrower shall:

(A)	within 30 days after the end of that 25 day period; and

(B)	with all subsequent financial statements to be delivered to the Agent under Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information),

deliver to the Agent, in reasonable detail and in a form satisfactory to the Agent, details of all such adjustments as need be made to the relevant financial statement to bring it into line with Applicable Accounting Principles.

19.6 Restriction on Subsidiary Indebtedness: The Borrower shall procure that the financial debt of its Subsidiaries shall at no time represent more than 30% of Total Debt. For the avoidance of doubt, for these purposes the “financial debt” of Subsidiaries shall be calculated in the same manner as “financial debt” of the Borrower, as described in the definition of Total Debt.

19.7 Acquisitions and Mergers: The Borrower will procure that, except as permitted by the Bridge Majority Lenders (until the Bridge Facility Discharge Date) and thereafter the Extended Majority Lenders (until the Extended Facilities Discharge Date) and thereafter as permitted by the Majority Banks:

(a)	no member of the Group shall be subject to any reorganisation, restructuring or merger (except for solvent reconstructions within the Group) and provided that, in the case of mergers involving the Borrower or a Material Subsidiary, the surviving entity shall be the Borrower or a Material Subsidiary and provided further that the same shall not entail any Material Adverse Effect;

(b)	no member of the Group will make any acquisitions or investments in any business or shares or equivalent other than:

(i)	any transaction required in order to implement the Strategic Plan; and

(ii)	acquisitions or investments of an individual value (including debt assumed or directly or indirectly acquired) not exceeding Euro 10,000,000 and not exceeding in aggregate for all members of the Group Euro 50,000,000 for the first year following the date of the Amendment Agreement.

19.8 Insurances: The Borrower will ensure that there is in effect at all times, insurance cover over its Assets and business and those of its Relevant Subsidiaries of a type and in an amount which is consistent with good business practice in the relevant industry.

19.9 Loans: The Borrower will procure that no member of the Group will be the creditor of any Borrowed Moneys other than:

(a)	those existing on the date of the Amendment Agreement;

(b)	trade credit on normal commercial terms in the ordinary course of its trading activities;

(c)	loans between members of the Group in the ordinary course of business or cash management;

(d)	loans to employees made in accordance with the practice of members of the Group as at the date of the Amendment Agreements; or

(e)	as permitted under the Bridge Facility Agreement (until the Bridge Facility Discharge Date) or the Extended Facility Agreements (until the Extended Facilities Discharge Date) and thereafter as permitted by the Majority Banks.

19.10 Intellectual Property: The Borrower will procure that it and the Relevant Subsidiaries will:

(a)	observe and comply with all obligations, laws and regulations applicable to it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property which it requires to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect or significantly adversely affect the value of any material Intellectual Property of the Group;

(b)	do what is necessary to maintain, register, protect and safeguard the intellectual property required to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect and not discontinue the use of any of that Intellectual Property nor allow it to be put at risk by becoming generic or by being identified as disreputable if in each case to do so would have or could be reasonably expected to have a Material Adverse Effect; and

(c)	not grant any licence to any person to use the Intellectual Property required to conduct its business or any part of it if to do so would have or could be reasonably expected to have a Material Adverse Effect.

19.11 Compliance with Laws: The Borrower will, and shall ensure that each Relevant Subsidiary will, maintain and comply with all applicable laws, regulations, authorisations, permits and licences as are necessary or desirable in connection with its business including, without limitation, any Consents necessary to enable it to carry out the transactions contemplated by this Agreement and the Strategic Plan, any Environmental Law and any Environmental Authorisations except in each case, to the extent failure would not reasonably be expected to have a Material Adverse Effect.

19.12 Auditors: The Borrower will procure that neither it nor any Relevant Subsidiary will:

(a)	appoint any auditors other than firms of international standing and repute;

(b)	make any material change to the accounting policies or practices of the Group, except for the introduction of “cost to cost” accounting practices should they be applied from 31 March, 2003 or as required by applicable law or regulation.

19.13 Arms Length Transactions: The Borrower will procure that no member of the Group will enter into any arrangement or transaction which is not on arm’s length terms in accordance with sound commercial practice and (except in order to implement the Strategic Plan) in the ordinary course of its business.

19.14 Joint Ventures: The Borrower will procure that no member of the Group will enter into or permit to subsist any joint venture, partnership or similar arrangement with any person, other than:

(a)	any joint venture, partnership or similar arrangement subsisting on the date of the Amendment Agreements; or

(b)	any such arrangement that is entered into in the ordinary course of business through a limited liability company and no member of the Group shall make any investment or otherwise participate in an entity with unlimited liability.

19.15 Cash Pooling: The Borrower shall procure that no change is made to the cash pooling or other cash or treasury management operations of the Group as carried on at the date of the Amendment Agreements which would be likely to have a Material Adverse Effect.

19.16 Capital Expenditure: The Borrower will procure that capital expenditure of the Consolidated Group in any quarterly period does not exceed 110 per cent. of the capital expenditure of the Consolidated Group forecast for such period in the Initial Liquidity Plan (unless otherwise permitted pursuant to the Bridge Facility Agreement (until the Bridge Facility Discharge Date) and thereafter pursuant to the Extended Facility Agreements (until the Extended Facilities Discharge Date) and thereafter as permitted by the Majority Banks.

19.17 Pensions Schemes: The Borrower will procure that all material pension schemes of it and its Relevant Subsidiaries are fully funded to the extent required by law based on reasonable actuarial assumptions applicable in the jurisdiction in which the relevant pension scheme is maintained.

19.18 Strategic Plan: The Borrower undertakes:

(a)	promptly to inform the Agent of any event or circumstance likely to result in a material change in the assumptions and valuations made by the Borrower in the Strategic Plan;

(b)	to use its best endeavours to ensure that the affairs of the Group are in all respects conducted so as to ensure that the Strategic Plan is implemented and that it is implemented under the best possible conditions (including as to timing); and

(c)	promptly to inform the Agent of any legal impediment or restriction to the implementation of the Strategic Plan in all material respects within the timetable therein.

19.19 Vendor Financing: The Borrower will procure that no new Vendor Financing is provided by any member of the Group after the date of the Amendment Agreement.

19.20 Off balance sheet undertakings: The Borrower will procure that no member of the Group will enter into any new commitment or assume any additional liability (contingent or actual) in respect of:

(a)	any Project Finance Indebtedness in existence on the date of the Amendment Agreement or

(b)	in respect of any Borrowed Moneys unless (i) expressly permitted pursuant to the Bridge Facility Agreement (until the Bridge Facility Discharge Date) and thereafter pursuant to the Extended Facility Agreements (until the Extended Facilities Discharge Date) and thereafter (ii) such commitment or assumption of liability is not contrary to any other provision hereunder.

19.21 Group Structure: The Borrower will procure that except as a result of sales pursuant to the Strategic Plan, no change shall occur in the shareholdings of the Selling Subsidiaries or of the Exiting Subsidiaries which would result in the Borrower’s direct or indirect shareholding in any such company being reduced.

20.	DEFAULT

20.1 Events of Default: The following are Events of Default:

(a)	Non-Payment: The Borrower does not pay in the manner provided in this Agreement any sum payable under it when due, unless the Borrower (a) in relation to payments of interest, remedies such non-payment within 2 Business Days of the date on which such payment was due or (b) in the case of other payments, satisfies the Agent that such non-payment is due solely to administrative error (whether by the Borrower or a bank involved in transferring funds to the Agent) and payment is made within 1 Business Day of the date on which such payment was due.

(b)	Breach of Representation or Warranty: Any representation, warranty or statement by the Borrower in this Agreement or in any document delivered under it is not complied with or is or proves to have been incorrect, in any material respect, when made or deemed repeated.

(c)	Breach of Undertaking: The Borrower does not perform or comply with any one or more of its obligations: (i) under Clauses19.8, 19.10 or 19.17 and, if capable of remedy, the relevant breach is not remedied within 21 days of the date on which the Borrower became aware of the same; or (ii) under this Agreement (other than those obligations referred to in paragraph (i)) including, without limitation the financial covenants under Clause 19.5 (Financial Covenants).

(d)	Cross Default: Any other Indebtedness of the Borrower or any Relevant Subsidiary for or in respect of Borrowed Money, or any other Indebtedness of any of them to a bank or financial institution (other than Group Guarantees given in accordance with the provisions of the definition “Project Finance Indebtedness”), is or is declared to be or is capable of being rendered due and payable before its normal maturity by reason of any actual or potential default, event of default or the like (however described) or is not paid when due nor within any applicable grace period in any agreement relating to that Indebtedness, provided that no Event of Default under this Clause 20.1(d) will occur in respect of any such Indebtedness in respect of which a declaration that it has become due and payable is being contested by the relevant borrower in good faith before the competent courts and in respect of which the Borrower has provided to the Agent within 10 days of such declaration, opinions from two leading international law firms that the relevant borrower has good grounds for such a position and a certificate stating that the relevant borrower has established adequate reserves in respect of such Indebtedness. However, no Event of Default will occur under this Clause 20.1(d):

(i)	unless and until the aggregate amount of the Indebtedness (whether of one or more Persons) in respect of which one or more of the events mentioned above in this Clause 20.1(d) has/have occurred equals or exceeds €35 million or its equivalent (as reasonably determined by the Agent); or

(ii)	if the Indebtedness in question arises under the Bridge Facility Agreement or any of the Extended Facility Agreements, unless Indebtedness thereunder is subject to a payment default or acceleration in which case such default or acceleration will constitute an Event of Default under this Clause 20.1(d); or

(iii)	by reason by an Excluded Default.

(e)	Insolvency: The Borrower, any Relevant Subsidiary or any other member of the Consolidated Group (provided, in the case of such other member of the Consolidated Group, such event has or could have a Material Adverse Effect on the Borrower) is (or is held by a court of competent jurisdiction to be) insolvent or unable to pay its debts as they become due, or a mandataire ad hoc or similar officer is appointed in respect of all or a material part of the business or Assets of any of them, or any of them enters into a règlement amiable or liquidation or any other arrangements or composition with its creditors or any of them is in a situation of cessation des paiements or a judgement is given for a liquidation judiciaire or a plan de cession totale de l’entreprise in respect of the business of any of them or any of them are subject to any similar proceedings.

(f)	Enforcement Proceedings: A distress, attachment, execution or other legal process is levied, enforced or sued out on or against the Assets of the Borrower or any Relevant Subsidiary if it has or could have a Material Adverse Effect on the Borrower.

(g)	Security Enforceable: Any Security on or over the Assets of the Borrower or any Relevant Subsidiary becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar person) is taken to enforce that Security if it has or could have a Material Adverse Effect on the Borrower.

(h)	Winding-up: Any step is taken by any Person with a view to the Winding-up of the Borrower or any Relevant Subsidiary, or any of them ceases or threatens to cease to carry on all or a substantial part of its business, except, in the case of any Relevant Subsidiary, for the purpose of and followed by a solvent intra-Group reconstruction, amalgamation, reorganisation, merger or consolidation, or otherwise where such Winding-up is vexatious or frivolous and it is discharged within 30 days of such step being taken.

(i)	Litigation: Any litigation, arbitration or administrative or regulatory proceeding is commenced by or against the Borrower or any Relevant Subsidiary which could be reasonably expected to be adversely determined and, if so determined, could reasonably be expected to have (whether by itself or together with any related claims) a Material Adverse Effect.

(j)	Strategic Plan: At any time the Borrower has failed unconditionally to have completed substantially all of the Asset Disposals at times materially consistent with the timing set forth in the Strategic Plan.

(k)	Realisation of the Strategic Plan: The occurrence of any event or circumstance which, in the reasonable opinion of the Majority Banks, has or is likely to have a material adverse effect on the Borrower’s ability to implement and complete the Strategic Plan at times materially consistent with the timing set forth therein.

(l)	Audit Qualification: The Auditors qualify their report on any audited consolidated financial statements of the Borrower other than with a qualification of a minor or technical nature.

(m)	Change of Control: Control of the Borrower is acquired by any Person, or any group of connected Persons acting in concert acquires any of the capital or voting rights of the Borrower resulting in such Person or persons holding more than 50% of such capital or voting rights.

(n)	Illegality: It is or will become unlawful for the Borrower to perform or comply with any one or more of its obligations under this Agreement (and the Majority Banks determine that the unlawfulness of the relevant obligation(s) is material).

(o)	Analogous Events: Any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any event mentioned in Clauses 20.1(e) (Insolvency),20.1(f)(Enforcement Proceedings) or 20.1(h) (Winding-up).

(p)	Material Adverse Change: Any event(s) occur(s) or circumstances arise which the Majority Banks determine to give reasonable grounds for believing that a Material Adverse Effect on the Borrower has occurred, since the date of the Amendment Agreement.

20.2 Cancellation/Acceleration: If at any time and for any reason (and whether within or beyond the control of the Borrower) any Event of Default has occurred and is subsisting, the Agent, if so instructed by the Majority Banks, shall by notice to the Borrower declare:

(a)	the Commitments to be cancelled, whereupon they shall be cancelled and/or

(b)	all Advances, all unpaid accrued interest and fees and any other sum then payable under this Agreement to be immediately due and payable, whereupon they shall become so due and payable.

21.	DEFAULT INTEREST

Interest on Overdue Sums

21.1 If the Borrower does not pay any sum payable under this Agreement when due, it shall pay interest on the amount from time to time outstanding in respect of that overdue sum for the period beginning on its due date and ending on the date of its receipt by the Agent (both before and after judgement) in accordance with this Clause 21. For the purpose of this Clause 21, if any payment is received by the Agent on the due date, but too late to be made available by the Agent on that due date to the Person(s) entitled to it under Clause 16.5 (Distribution to Banks), that payment shall be deemed to be received on the next Business Day (but the Agent will give credit to the Borrower for any interest earned by the Agent on the relevant sum pending distribution to such Person(s)).

Default Interest Periods and Rates

21.2 Interest under this Clause 21 shall be calculated by reference to successive Default Interest Periods, each of which (other than the first, which shall begin on the due date) shall begin on the last day of the previous one. Each such Default Interest Period shall be of 3 months or such shorter period as the Agent may from time to time select and the rate of interest applicable for all or any part of a particular Default Interest Period shall be the rate per annum equal to the sum of 1% and the rate which would be applicable to that overdue sum for (or, as the case may be, for that part of) that Default Interest Period under Clause 8.2 (Normal Interest Rate) if that overdue sum were a non-overdue Advance, except as follows:

(a)	Subject to Clauses 21.2(b) and 21.2(c), until the first Business Day after the Agent first becomes aware of the relevant default, the Agent may require that each Default Interest Period relating to the relevant overdue sum shall be an “overnight” period beginning on one Business Day and ending on the next. The rate of interest for a particular “overnight” period shall be the rate per annum equal to the sum of 1%, the relevant Margin, the Mandatory Costs and, as the case may be, EONIA, PIBOR or LIBOR for that Default Interest Period.

(b)	If the overdue sum is of principal of an Advance and becomes due before the Repayment Date of that Advance, the first Default Interest Period applicable to that overdue sum shall end on that Repayment Date and the rate of interest applicable to that sum for that Default Interest Period shall be the rate per annum equal to the sum of 1% and the rate applicable to it immediately before it became due.

(c)	If any event mentioned in Clause 14.1 (Triggering Events) occurs in relation to any Default Interest Period applicable to an overdue sum, the rate of interest payable on each Person’s share of that sum for all or any part of that Default Interest Period shall be the sum of 1%, the relevant Margin, the Mandatory Costs and the cost to that Person (as certified by it and expressed as a rate per annum) of funding its share during that Default Interest Period by whatever means it determines to be appropriate.

(d)	Any Default Interest Period which would otherwise end on a non-Business Day shall instead end on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

Payment and Compounding of Default Interest

21.3 Interest accrued under this Clause 21 shall be due on demand by the Agent but, if not previously demanded, shall be paid when due in accordance with Clause 8.4. If not paid when due, the interest shall be added to the overdue sum and itself bear interest accordingly, to the fullest extent permitted by French law.

22.	INDEMNITIES

Miscellaneous Indemnities

22.1 The Borrower shall on demand and, on receipt of written justification, indemnify the Agent, each Arranger and each Bank against any funding or other reasonable cost, loss, expense or liability sustained or incurred by it as a result of:

(a)	an Advance not being made by reason of non-fulfilment of any of the conditions in Clause 4.1 (Drawdown Conditions) or the Borrower purporting to revoke a notice requesting an Advance

(b)	the occurrence or continuance of any Event of Default

(c)	the receipt or recovery by any party (or the Agent on its behalf) of all or any part of an Advance or overdue sum otherwise than on the Repayment Date of that Advance or the last day of an Default Interest Period relating to that overdue sum

(d)	an Advance not being made in the Optional Currency requested by the Borrower (or being made in Euros instead) by reason of the operation of Clause 9.4 (Changes in Conditions) or

(e)	any Bank’s Commitment being cancelled as provided in the first sentence of Clause 7.2 (Of Certain Banks).

Broken Funding Costs

22.2 In the case of Clauses 22.1(a) and 22.1(c) above, the amount payable shall in any event include the amount (if any) by which:

(a)	the amount of interest which the relevant Person is able to obtain by placing an amount equal to its share of the relevant Advance or overdue sum or (as the case may be) of the relevant amount so received or recovered on deposit in the Inter-bank Market, for the remainder of the relevant Term or Default Interest Period, as soon as reasonably practicable after it becomes aware that the relevant Advance is not being made or (as the case may be) of the relevant event referred to in Clauses 22.1(a) or 22.1(c).

is less than:

(b)	the amount of interest which, in accordance with the expressed terms of this Agreement, would otherwise be payable to that Person on its share of that Advance for its Term or Default Interest Period or (as the case may be) of the relevant amount for the remainder of the relevant Term or Default Interest Period.

Currency Indemnity

22.3	(a) In respect of any sum payable by the Borrower under or in connection with this Agreement, including damages, the currency specified in Clause 16.3 (Currency of Payments) in respect of that sum (the Currency of Account) shall be the sole currency of account and payment.

(b)	Any amount received or recovered in a currency other than the relevant Currency of Account (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the Winding-up of the Borrower or otherwise) by the Agent or any Arranger or Bank in respect of any sum expressed to be due to it from the Borrower under this Agreement shall only discharge the Borrower to the extent of the amount in that Currency of Account which the recipient is able, in accordance with its usual practice, to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(c)	If that amount in that Currency of Account is less than the amount expressed to be due to the recipient under this Agreement, the Borrower shall indemnify it against any loss sustained by it as a result. In any event, the Borrower shall indemnify the recipient against the cost of making any such purchase. For the purpose of this Clause 22.3, it will be sufficient for the Agent, Arranger or Bank, as the case may be, to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

Indemnities Separate

22.4 Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent, any Arranger and/or any Bank and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

23.	THE AGENT AND ARRANGERS

Appointment of Agent

23.1 Each Bank irrevocably appoints the Agent to act as its agent for the purpose of this Agreement and authorises it to perform the functions specifically delegated to it by this Agreement and such other functions as are reasonably incidental. However, the Agent may not begin any legal action or proceeding in the name of a Bank without its consent. The relationship between the Agent and the Banks is of agent and principal only. The Agent shall not be a trustee or fiduciary for any Bank, nor an agent, trustee or fiduciary for the Borrower, under or in relation to this Agreement.

Agent’s Duties

23.2	The Agent shall:

(a)	promptly send to each Bank details of each communication received by it in its capacity as Agent from the Borrower under this Agreement, except that details of any communication relating to a particular Bank shall be sent to that Bank only;

(b)	promptly send to each Bank a copy of any legal opinion delivered under this Agreement and of any document or information received by it under Clause 18. (Information);

(c)	subject to the other provisions of this Clause 23, act in accordance with any instructions from the Majority Banks; and

(d)	have only those obligations and responsibilities, of a solely mechanical and administrative nature, expressly specified in this Agreement.

Agent’s Rights

23.3	The Agent may:

(a)	perform any of its functions under this Agreement by or through its personnel or agents;

(b)	refrain from exercising any right, power or discretion under this Agreement until it has received instructions from the Majority Banks as to whether (and, if so, how) it is to be exercised and shall in all cases be fully protected when acting, or (if so instructed) refraining from acting, in accordance with instructions from the Majority Banks;

(c)	treat (a) the Bank which makes available any share of an Advance as the Person entitled to repayment of that share unless all or part of it has been novated (or the Agent has received notice of assignment of all or part of it) in accordance with Clause 27.3 (Banks) and (b) the office notified by a Bank to the Agent for this purpose before the signing of this Agreement (or, as the case may be, set out in the relevant Novation Notice or notice of assignment) as its Facility Office unless the Agent has received from that Bank a notice of change of Facility Office in accordance with Clause 27.4 (Facility Offices). The Agent may act on any such notice until it is superseded by a further notice;

(d)	refrain from disclosing any document or information if such disclosure (and may refrain from doing anything else which) would or might in its opinion be contrary to any law or Directive, be a breach of any duty of secrecy or confidentiality or otherwise render it liable to any Person and may do anything which is in its opinion necessary to comply with any law or Directive;

(e)	assume that no Event of Default or Potential Event of Default has occurred unless an officer of the Agent, in performing the Agent’s functions under this Agreement is notified of the contrary or in relation to payments only, acquires actual knowledge to the contrary; and

(f)	refrain from taking any step (or further step) to protect or enforce the rights of any Person under this Agreement until it has been indemnified (or received confirmation that it will be so indemnified) and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result.

Rights of Agent and Arrangers

23.4 The Agent and each Arranger (and, in the case of Clauses 23.4(d) and 23.4(e), each of their respective Affiliates) may:

(a)	rely on any communication or document believed by it to be genuine;

(b)	rely as to any matter of fact which might reasonably be expected to be within the knowledge of the Borrower on a statement by or on behalf of the Borrower;

(c)	obtain and pay for such legal or other expert advice or services as may to it seem necessary or desirable and rely on any such advice;

(d)	retain for its own benefit and without liability to account any fee or other sum receivable by it for its own account; and

(e)	accept deposits from, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any party to this Agreement or any Affiliate of any party (and, in each case, may do so without liability to account). Without prejudice to the generality of this Clause 23.4(e), neither the Agent, any Arranger nor any of their respective Affiliates shall have any duty to disclose or act on or take into account any document or information of which any of them has knowledge or notice or otherwise becomes aware in the course of doing anything permitted by this Clause 23.4(e) and, in performing its duties, obligations and responsibilities as Agent, the Agent shall be entitled to ignore any such document or information which is not publicly available.

Exoneration of Agent and Arrangers

23.5 Neither the Agent nor any Arranger nor any of their respective personnel or agents shall be:

(a)	responsible for the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information in the Information Memorandum, this Agreement or any notice or other document delivered under or in connection with this Agreement;

(b)	responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of this Agreement or any such notice or other document;

(c)	obliged to enquire as to the occurrence or continuation of an Event of Default or Potential Event of Default; or

(d)	liable for anything done or not done by it or any of them under or in connection with this Agreement save in the case of its or their own gross negligence or wilful misconduct.

Save (in the case of the Arrangers only) as expressly provided in Clause 10.2 (Arrangement Fee), none of the Arrangers shall have any duty, obligation or responsibility under or in connection with this Agreement.

Agent and Arrangers as Lenders

23.6 The Agent and each Arranger shall have the same rights and powers with respect to its Commitment and share of the Advances (if any) as any other Bank and may exercise those rights and powers as if it were not also acting as Agent or, as the case may be, as Arranger.

Non-Reliance on Agent and Arrangers

23.7 Each Bank confirms that it has itself been, and will at all times continue to be, solely responsible for making its own independent investigation and appraisal of the business, financial condition, prospects, creditworthiness, status and affairs of the Borrower or any Subsidiary of the Borrower and has not relied, and will not at any time rely, on the Agent and/or any Arranger and/or any other Bank:

(a)	to provide it with any information relating to the business, financial condition, prospects, creditworthiness, status or affairs of the Borrower, any Subsidiary of the Borrower or any other Person, whether coming into its possession before or after the making of any Advance (except, in the case of the Agent, as stated in Clause 23.2 (Agent’s Duties)); or

(b)	to check or enquire into the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information at any time provided by or on behalf of the Borrower, any Subsidiary of the Borrower or any

other Person under or in connection with this Agreement (whether or not that information has been or is at any time circulated to it by the Agent and/or any Manager), including any contained in the Information Memorandum; or

(c)	to assess or keep under review the business, financial condition, prospects, creditworthiness, status or affairs of the Borrower, any Subsidiary of the Borrower or any other Person.

Indemnity to Arrangers and Agent

23.8 To the extent that the Borrower does not do so on demand or is not obliged to do so, each Bank shall on demand indemnify the Arrangers and the Agent in the proportion borne by its Outstandings to all the Outstandings at the relevant time (or, if there are then no Outstandings, in the proportion borne by its Commitment to the Tranche A Commitments and the Total Tranche B Commitments) against any cost, expense or liability mentioned in Clause 25 (Expenses and Stamp Duty) or sustained or incurred by the Agent in complying with any instructions from the Majority Banks or otherwise sustained or incurred by the Arrangers or the Agent in connection with this Agreement or their respective duties, obligations and responsibilities under this Agreement except to the extent that they are sustained or incurred as a result of the gross negligence or wilful misconduct of the Agent or any Arranger or any of their respective personnel or agents.

Resignation of Agent

23.9 Notwithstanding the irrevocable appointments in Clauses 23.1 (Appointment of Agent) and 23.11 (Novation Notice), the Agent may resign at any time (after consultation with the Borrower) if it gives at least 7 days’ notice to the Borrower and the Banks. However, no resignation shall be effective until the successor has been appointed and accepted its appointment in accordance with this Clause 23.9. The Agent may in its notice of resignation appoint any of its Affiliates with an office in Paris as its successor. If it does not do so, the Majority Banks, after consultation with the Borrower, unless an event referred to in Clause 20.2(a) or 20.2(b) has occurred, may appoint a successor. If the relevant successor has not been so appointed and accepted its appointment within 15 days after the date of the notice of resignation, the resigning Agent may appoint any reputable bank or financial institution with an office in Paris (whether or not an Affiliate of the Agent) to be its successor. Any appointment of a successor must be in writing, signed by the Person(s) appointing that successor and delivered to that successor. Any acceptance of such appointment must be in writing, signed by the Person appointed and delivered to the Person(s) appointing that successor. The other parties to this Agreement shall be promptly informed of the acceptance by a successor Agent. Upon the successor accepting its appointment, the resigning Agent shall be automatically discharged from any further obligation under this Agreement and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if the successor had been the original Agent party to this Agreement. The resigning Agent shall provide its successor with (or with copies of) such of its records as its successor requires to carry out its functions under this Agreement.

23.10 The Majority Banks may, by giving thirty days’ prior written notice to the Agent, remove the Agent from its appointment as such hereunder. The Majority Banks may appoint (after consultation with the Borrower) a successor Agent provided that such successor is a reputable bank or financial institution with an office in Paris. If the Banks have not, within thirty days after such notice of removal, appointed a successor Agent which shall have accepted such appointment, the retiring Agent shall have the right to appoint (after consultation with the Borrower) a successor Agent, in accordance with Clause 23.9 (Resignation of Agent).

Novation Notice

23.11 The Borrower, each Arranger and each Bank (except for a Bank voluntarily seeking the relevant novation in accordance with Clause 27.3 (Banks)) irrevocably authorise the Agent to sign each Novation Notice on their behalf.

Agency Department

23.12 In the exercise of its functions the Agent shall be treated as acting through an agency department separate from any of its other departments or services, and any information received by such other departments or services will not be treated as known by the Agent unless communicated to it in its capacity as such.

24.	SET-OFF/PRO RATA SHARING

Set-Off

24.1 The Borrower authorises any other party to this Agreement (but only so long as an Event of Default or Potential Event of Default has occurred and is continuing) to apply (without prior notice) any credit balance (whether or not then due) to which it is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability to it of, any office of that party in or towards satisfaction of any sum then due from it to that party under this Agreement and unpaid and, for that purpose, to convert one currency into another at the rate of exchange obtained by such party in accordance with its usual practice (but so that nothing in this Clause 24.1 shall be effective to create a charge). No party shall be obliged to exercise any of its rights under this Clause 24.1, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

Pro Rata Sharing

24.2 If at any time the proportion received or recovered (whether by direct payment, by exercise of any right of set-off, combination of accounts or lien, or otherwise) by any Bank in respect of the total sum which has become due to it from the Borrower under this Agreement before that time exceeds the proportion received or recovered by the Bank(s) receiving or recovering the smallest proportion (if any), then:

(a)	within 2 Business Days after receiving a request from the Agent, that Bank shall pay to the Agent an amount equal to the excess;

(b)	the Agent shall promptly distribute that payment as if it were made by the Borrower; and

(c)	as between the Borrower and the Banks, that excess amount shall be treated as having been paid to the Banks to which (and in the proportions in which) it is distributed under Clause 24.2(b), rather than as having been paid to that Bank.

Within 2 Business Days after any Bank receives or recovers any such sum otherwise than by payment through the Agent, that Bank shall notify the Agent of the amount and currency so received or recovered, how it was received or recovered and whether it represents principal, interest or other sums and in respect of which tranche. If all or part of any amount so received or recovered by that Bank has to be refunded by it (with or without interest), each Bank to whom any part of that amount has been distributed shall (within 2 Business Days after receiving a request from that Bank) in turn pay to that Bank its proportionate share of the amount to be refunded and of any interest required to be paid by that Bank on that amount in respect of all or any part of the period from the date of the relevant distribution to the date of that payment to that Bank.

Any amount received or recovered by a Bank under a novation, assignment, sub-participation (or the like) shall be ignored for the purpose of this Clause 24.2(b) (except to the extent, if any, that such amount is received or recovered from or is, to that Bank’s knowledge, funded by the Borrower or any other member of the Consolidated Group). Furthermore, a Bank shall not be obliged to share any amount which it has received or recovered as a result of taking legal proceedings with any other Bank which had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

25.	EXPENSES AND STAMP DUTY

Expenses and Stamp Duty

25.1 Whether or not any Advance is made, the Borrower shall pay:

(a)	Initial Expenses: on demand, all reasonable costs and expenses (including legal fees and Taxes) incurred by the Arrangers and the Agent in connection with the preparation, negotiation, syndication, entry into or advertising of the Information Memorandum and this Agreement from the Arrangers and the Agent to the Borrower and/or any amendment of, supplement to or waiver or consent in respect of this Agreement requested by or on behalf of the Borrower (whether or not entered into or given);

(b)	Enforcement Expenses: on demand, all costs and expenses (including legal fees and Taxes) incurred by the Agent or any Bank in protecting or enforcing (or attempting to protect or enforce) any right under this Agreement and/or any such amendment, supplement, waiver or consent; and

(c)	Stamp Duty: promptly, and in any event before any interest or penalty becomes payable, any stamp, documentary, registration or similar Tax payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of this Agreement and/or any such amendment, supplement, waiver or consent, and shall indemnify the Agent, the Arrangers and the Banks against any liability with respect to or resulting from any delay in paying or omission to pay any such Tax.

Other Expenses

25.2 The Borrower shall also, from time to time on demand of the Agent, reimburse it, at such reasonable hourly and/or daily rates as it shall from time to time notify to the Borrower, in respect of management time and/or other resources used by it in connection with any such amendment, supplement, waiver or consent, or complying with any instructions from the

Majority Banks, or the protection or enforcement or attempted protection or enforcement of any right under this Agreement and/or any such amendment, supplement, waiver or consent.

26.	CALCULATIONS AND EVIDENCE

Basis of Calculation

26.1 All interest and commitment and utilisation fees shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days or in accordance with the then current market practice in the Inter-bank Market.

Loan Accounts

26.2 The entries made in the accounts maintained by each Bank in accordance with its usual practice shall be prima facie evidence of the existence and amounts of the obligations of the Borrower recorded in them.

Certificates

26.3 A certificate by the Agent or any Arranger or Bank as to any sum payable to it under this Agreement, and any other certificate, determination, notification or the like of the Agent or any Arranger or Bank or the Majority Banks provided for in this Agreement, shall be conclusive save for manifest error. Any such certificate as to any sum shall set out the basis of computation of that sum in reasonable detail but shall not be required to disclose any information reasonably considered to be confidential.

27.	NOVATION

Benefit and Burden of this Agreement

27.1 This Agreement shall benefit and bind the parties, any New Bank in respect of which a Novation Notice becomes effective in accordance with Clause 27.3, their permitted assignees and their respective successors. Any reference in this Agreement to any party shall be construed accordingly.

Borrower

27.2 The Borrower may not assign or transfer all or part of its rights or obligations under this Agreement.

Banks

27.3	(a) Any Bank may at any time assign, novate or sub-participate all or part of its share of an Advance, or all or part of its Outstandings/Commitment, to any bank or financial institution with (in the case of assignments and novations) the written consent of the Borrower, such consent not to be unreasonably refused and which consent shall be deemed to have been given unless, within 7 Business Days of being requested to consent, the Borrower refuses its consent. However, no consent shall be needed in respect of assignments or novations to any other Bank hereunder or to Affiliates of the transferring Bank or after any notice is sent under Clause 20.2(a) or (b). A copy of any communications between any Bank and the Borrower in relation to an assignment or novation shall be sent also to the Agent. Any such novation shall be effective on the date specified in the Novation Notice which shall be no earlier than 3 Business Days after the date on which the Novation Notice was sent to the Agent and shall be made by delivering to the Agent a duly completed and executed Novation Notice whereupon, subject to the terms of that Novation Notice:

(i)	to the extent that in that Novation Notice the relevant Bank seeks to novate its share of an Advance and/or its Commitment, the Borrower and that Bank shall each be released from further obligations to each other and their respective rights against each other shall be cancelled (such rights and obligations being referred to as discharged rights and obligations);

(ii)	the Borrower and the relevant New Bank shall each assume new obligations towards each other and/or acquire new rights against each other which differ from the discharged rights and obligations only insofar as the Borrower and that New Bank have assumed and acquired the same in place of the Borrower and that Bank; and

(iii)	the New Bank and the other parties to this Agreement (other than the Borrower) shall acquire the same rights and assume the same obligations between themselves as at the date of novation as they would have acquired and assumed had that New Bank been an original party to this Agreement as a Bank with the rights and/or obligations acquired or assumed by it as a result of that novation (and, to that extent, the original Bank and those other parties shall each be released from further obligations to each other).

(b)	Each Novation Notice or notice of assignment sent to the Agent shall be accompanied by a transfer fee payable to the Agent by the Bank which is being novated to or, as the case may be, making the assignment. Until further notice, that fee (which will be subject to review by the Agent from time to time) will be €1,000 for each novation or assignment.

Facility Offices

27.4 The initial Facility Office of each Bank has been notified by that Bank to the Agent. Any Bank may at any time with the written consent of the Borrower, such consent not to be unreasonably withheld and which consent shall be deemed to have been given unless, within 7 Business Days of being requested to consent, the Borrower refuses its consent, change its Facility Office in relation to all or a specified part of its Commitment and/or Outstandings by notifying the Agent of the fax number and address of its new Facility Office, no later than 4 Business Days prior to the date of any such change.

Reference Banks

27.5 (a)	If a Reference Bank ceases to have a London or a Paris Office, as the case may be, or novates or assigns all its rights and obligations under this Agreement or if the Commitment of any Reference Bank is cancelled under Clause 7.2 (Of Certain Banks) or if its Outstandings are prepaid under Clause 6.2 (Of Certain Banks) or Clause 12 (Illegality), it shall be replaced as a Reference Bank by such other Bank with an office in London or Paris, as the case may be, as the Agent (after consultation with the Borrower) shall designate by notice to the Borrower and the Banks.

(b)	If a Reference Bank does not supply a quotation required from it in order to determine EONIA, EURIBOR, PIBOR or LIBOR, as the case may be, pursuant to this Agreement, EONIA, EURIBOR, PIBOR or LIBOR, as the case may be, shall be determined on the basis of the quotations supplied by the remaining Reference Banks.

Disclosure of Information

27.6 The Agent or any Arranger or any Bank may approach and disclose to an actual or potential New Bank, assignee, sub-participant or the like such information about the Borrower or any other Person as it may think fit provided that the person to whom the information is to be given has entered into a confidentiality undertaking in the form set out in Schedule 15.

Limitation on Certain Obligations of Borrower

27.7 If, at the time of any novation or assignment by a Bank or of any change of Facility Office, circumstances exist which would oblige the Borrower to pay to the New Bank or assignee (or, in the case of a change of Facility Office, the relevant Bank) under Clauses 11 (Taxes), 12 (Illegality) or 13 (Increased Costs) any sum in excess of the sum (if any) which it would have been obliged to pay to that Bank under the relevant Clause in the absence of that novation, assignment or change, the Borrower shall not be obliged to pay that excess.

28.	REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

No Implied Waivers, Remedies Cumulative

28.1 No failure on the part of the Agent or any Arranger or Bank to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of that or any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise).

Amendments, Waivers and Consents

28.2 Any provision of this Agreement may be amended or supplemented only if the Borrower and the Majority Banks so agree in writing and any Event of Default, Potential Event of Default, provision or breach of any provision of this Agreement may be waived before or after it occurs only if the Majority Banks so agree in writing but:

(a)	an amendment, supplement or waiver which puts one or more Banks in a better or worse position than one or more other Banks or changes or relates to (a) the Tranche A Available Amount or the Tranche B Available Amount or any Bank’s Commitment or Available Commitment, (b) the Tranche A Maturity Date or the Tranche B Maturity Date, (c) the amount or currency of the Advances, (d) the amount or date of any repayment, (e) the length of Terms or Default Interest Periods, (f) a reduction in the Margin or a change in the dates of payment of interest, (g) the conditions precedent referred to in Clause 3, (h) a reduction in the amount or a change in the date(s) of payment of any fee payable under Clause 10, (i) the currency of any payment, (j) the definition of “EONIA”, “EURIBOR”, “PIBOR”, “LIBOR”, or “Majority Banks”, (k) the provisions of Clause 24 (Set-off/Pro Rata Sharing), (l) the provisions of Clause 31 (Nature of Rights and Obligations), (m) any provision expressed to require the consent of all the Banks (whether or not containing any other exceptions) or (n) this

Clause 28.2, shall require the agreement of all the Banks and (in the case of an amendment or supplement) the Borrower also; and

(b)	an amendment, supplement or waiver which changes or relates to the rights and/or obligations of the Agent or any Arranger shall require its agreement also.

Any consent by the Agent or any Arranger or Bank or the Majority Banks under this Agreement must also be in writing. Any such waiver or consent may be given subject to any conditions thought fit by the Person giving it and shall be effective only in the instance and for the purpose for which it is given.

29.	COMMUNICATIONS

Addresses

29.1 Each communication under this Agreement shall be made by fax, telex or otherwise in writing. Each communication or document to be delivered to any party under this Agreement shall be sent to it at the fax number or address, and marked for the attention, if any, from time to time designated by it to the Agent (or, in the case of the Agent, by it to each other party) for the purpose of this Agreement. The initial fax number, address and marking (if any) so designated by the Borrower, the Arrangers and the Agent are set out under its name at the end of this Agreement. Any communication or document from or to the Borrower shall be sent to, by or through the Agent.

Deemed Delivery

29.2 Any communication from the Borrower shall be irrevocable, and shall not be effective until received by the Agent. Any other communication to any Person shall be conclusively deemed to be received by that Person:

(a)	if sent by fax (and received in legible form) between 9 a.m. and 5 p.m. (local time in the place to which it is sent) on a working day in that place, when sent or, if sent by fax (and received in legible form) at any other time, at 9 a.m. (local time in the place to which it is sent) on the next working day in that place, provided that, in the case of a communication by fax, the Person sending the fax shall have received a transmission receipt; or

(b)	in any other case, when left at the address required by Clause 29.1 (Addresses) or within 5 such working days after being put in the post (by airmail if to another country) postage prepaid and addressed to it at that address.

For this purpose, working days are days other than Saturdays, Sundays and bank holidays.

Language

29.3 All communications and documents shall, if so required by the Agent, either be in English or French or accompanied by a certified translation into English or French by a translator acceptable to the Agent. If there is a conflict, the English or French translation shall prevail over the original language version except in the case of documents delivered with any certificate referred to in paragraph 1 of Schedule 1.

30.	PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

31.	NATURE OF RIGHTS AND OBLIGATIONS

Obligations Several

31.1 The liability of the Banks is several. No party to this Agreement shall be responsible for the obligations of any other party. The failure of a Bank to perform its obligations shall not release any other party from its obligations.

Rights Several

31.2 The rights of the Banks are also several. The amount at any time owing by the Borrower to any party under this Agreement shall be a separate and independent debt from the amount owing to any other party.

Continuation of Certain Obligations

31.3 The obligations of any party under or in respect of Clauses 11 (Taxes), 13 (Increased Costs), 21 (Default Interest), 22 (Indemnities), 23.8 (Indemnity to Arrangers and Agent), 24 (Set-off/ProRata Sharing) and 25 (Expenses and Stamp Duty) shall continue even after all the Commitments have terminated and all the Advances have been repaid or prepaid.

32.	CONFIDENTIALITY UNDERTAKING

32.1 Each of the Banks undertakes to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by Clause 32.2, to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information, and to use the Confidential Information solely for the purposes of this Agreement.

32.2 Permitted Disclosure: The Borrower acknowledges and agrees that the Banks (or any of them) may disclose Confidential Information:

(a)	to their Affiliates and their officers, directors, employees and professional advisers to the extent strictly necessary for the purposes of this Agreement and to any auditors of any such Affiliate;

(b)	where requested or required by any court or competent jurisdiction, any arbitration or other legal proceedings or any competent judicial, governmental, supervisory or regulatory, (ii) where required by the rules of any stock exchange on which its or the shares or other securities of any Affiliate are listed or (iii) where required by the laws or regulations of any country with jurisdiction over its or the affairs of any Affiliate;

(c)	in connection with any action or proceeding brought by the Agent, any of the Arrangers or any Bank to enforce its rights under or in connection with this Agreement;

(d)	to any prospective assignee which acknowledges and accepts to be bound by the provision of this Clause 32 and which undertakes to use the Confidential Information only for the Permitted Purpose; or

(e)	with the prior written consent of the Borrower.

32.3 Notification of Required Disclosure: Each of the Banks agrees (to the extent permitted by law other than disclosed to any regulatory body made in the normal course of such regulatory body’s supervisory function) to inform the Borrower as soon as possible of any disclosure under Clause 32.2(b).

32.4 Insider Dealing: Each of the Banks acknowledges that some or all the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and undertakes not to use any Confidential Information for any unlawful purpose.

32.5 Duration: the confidentiality undertaking of the Banks hereunder shall expire in respect of each Confidential Information three years after it is first delivered to the Banks hereunder.

For the purposes of the foregoing:

Confidential Information means any information delivered by the Borrower pursuant to Clause 18.5 (Monthly and Quarterly Information) and Clause 18.11 (Other Information) relating to the implementation of the Strategic Plan and which is or has been so provided to each of the Banks (or the Agent on the Banks behalf) by the Borrower, but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach by any Bank of this Agreement or (b) is known by the Banks (or any of them) before the date the information is disclosed to such Bank(s) by the Borrower or is lawfully obtained by any Bank after that date, other than from a source which is connected with the Borrower and which, in either case, as far as the relevant Bank is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

Permitted Purpose means considering and evaluating whether to enter into the Facility;

33.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to the Agent shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

34.	GOVERNING LAW AND JURISDICTION

Governing Law

34.1 This Agreement shall be governed by and construed in accordance with the laws of England.

English Courts

34.2 For the benefit of the Agent, each Arranger and each Bank, all the parties irrevocably agree that the High Court of Justice in England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement (Proceedings) may be brought in that court and the Borrower irrevocably submits to the jurisdiction of such court.

Other Competent Jurisdiction

34.3 Nothing in this Clause 34 shall limit the right of the Agent, any Arranger and/or any Bank to take Proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the Agent, any Arranger and/or any Bank from taking Proceedings in any other jurisdiction, whether concurrently or not.

Venue

34.4 The Borrower irrevocably waives any objection which it may at any time have to the laying of the venue of any Proceedings in any court referred to in this Clause 34 and any claim that any such Proceedings have been brought in an inconvenient forum.

Service of Process

34.5 (a)	Borrower irrevocably appoints ALSTOM Ltd and its successors to receive, for it and on its behalf, service of process in any Proceedings in England. Such service shall be deemed completed on delivery to the relevant process agent (whether or not it is forwarded to and received by the Borrower). If for any reason a process agent ceases to be able to act as such or no longer has an address in England, as the case may be, the Borrower irrevocably agrees to appoint a substitute process agent acceptable to the Agent, and to deliver to the Agent a copy of the new agent’s acceptance of that appointment, within 30 days.

(b)	The Borrower irrevocably consents to any process in any Proceedings anywhere being served by mailing a copy by registered or certified prepaid airmail post to it in accordance with Clause 29 (Communications). Such service shall become effective 30 days after mailing.

(c)	Nothing shall affect the right to serve process in any other manner permitted by law.

35.	Third Party Rights

The terms of this Agreement may be enforced and relied upon only by the parties hereto and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

SCHEDULE 1

CONDITIONS PRECEDENT

1. A certificate from the Borrower, dated on or after the date of this Agreement and not more than 3 Business Days before the date of the notice requesting the first Advance, substantially in the form set out in Schedule 2, duly executed by an authorised officer of the Borrower, together with the documents stated by the relevant certificate as being delivered with it.

2. Evidence of the acceptance by the process agent of its appointment in Clause 34.5 (Service of Process).

3. A certified copy of the latest available consolidated audited accounts.

4. Confirmation to the Agent in the form set out in Schedule 11 that irrevocable notice has been given that the Euros 1.4 billion bridge facility dated 20 May 1998 will be repaid and cancelled on the date of the first Advance.

5. Legal opinions, dated on or after the date of this Agreement and not more than 3 Business Days before the date of the notice requesting the first Advance, from:

(a)	Lovell White Durrant, French legal advisers to the Borrower, substantially in the form set out in Schedule 3; and

(b)	Linklaters & Paines, English legal advisers to the Arrangers, substantially in the form set out in Schedule 4.

6.	An Extrait-k-bis issued by the Paris commercial registry dated not more than 15 days before the date of the first Advance.

SCHEDULE 2

CERTIFICATE OF BORROWER

[Intentionally deleted]

SCHEDULE 3

OPINION OF BORROWER’S LEGAL ADVISERS

[Intentionally deleted]

SCHEDULE 4

OPINION OF LINKLATERS & PAINES

[Intentionally deleted]

SCHEDULE 5

NOVATION NOTICE

To:	[Insert name of Agent]

[Insert address of Agent]

Attention:	•

ALSTOM Euros 1,875,000,000 Multicurrency Revolving Credit Agreement dated 19 April, 1999 as amended by the Amendment Letters and an Amendment Agreement dated [•] April, 2003

1. This Novation Notice relates to the above Agreement. Terms defined in the Agreement have the same meaning in this Novation Notice.

2.	The undersigned Existing Bank:

(a)	confirms that, to the extent details appear below under the heading Rights and/or Obligations to be Novated, those details accurately summarise the rights and/or obligations which are to be novated and which are, upon delivery of this Novation Notice to the Agent (but subject to 3 below), cancelled and discharged in accordance with Clause 27.3 (Banks) of the Agreement

(b)	confirms that any consent required in accordance with Clause 27.3 (Banks) of the Agreement has been obtained to this novation

(c)	gives notice to the undersigned New Bank that the Existing Bank is under no obligation to repurchase all or any part of those rights and/or obligations at any time nor to support any losses suffered by the New Bank.

3. The undersigned New Bank agrees that it assumes and acquires new rights and/or obligations in accordance with Clause 27.3 (Banks) of the Agreement on and with effect from •200•.1

4.	The undersigned New Bank:

(a)	confirms that, until further notice, its Facility Office and details for communications are as set out below

(b)	agrees to perform and comply with the obligations expressed to be imposed on it by Clause 27.3 (Banks) of the Agreement as a result of this Novation Notice taking effect

(c)	acknowledges and accepts paragraph 2(c) above

(d)	if not already a Bank, appoints the Agent to act as its agent as provided in the Agreement and agrees to be bound by the Agreement (including, but not limited to, Clause 24 (Set-off/ProRata Sharing) and particularly, but not limited to, Clauses 23.5

[1]	Date inserted should be not less than 3 Business Days after Novation Notice is sent to the Agent

(Exoneration of Agent and Arrangers), 23.7(Non-reliance on Agent and Arrangers), 23.8 (Indemnity to Arrangers and Agent)) and 32. (Confidentiality Undertaking) and

(e)	confirms that it is a Qualifying Lender.

5. The above confirmations and agreements are given to and for the benefit of and made with each of the other parties to the Agreement.

6. The transfer fee payable under Clause 27.3 (Banks) of the Agreement accompanies this Novation Notice.

7. This Novation Notice shall be governed by and construed in accordance with the laws of England.

Existing Bank

Name:

By:

Authorised Signatory

Date: • 200•

New Bank

Name:

By:

Authorised Signatory

Date: • 200•

Facility Office

Address:

Fax No:

Attention:

Rights and/or Obligations to be Novated

1.	Existing Bank’s Tranche A Commitment to be novated: €

Existing Bank’s Tranche B Commitment to be novated: €

2.	Existing Bank’s share(s) of Tranche A Advance(s) to be novated: €

Existing Bank’s share(s) of Tranche B Advance(s) to be novated: €

Agent

Agreed for and on behalf of itself as Agent and the other parties to the Agreement

Name:

By:

Authorised Signatory

Date: • 200•

SCHEDULE 6

NOTICE REQUESTING ADVANCE

To:	[Insert name of Agent]

[Insert address of Agent]

Attention: [Insert name of relevant Department or title of relevant officer]

ALSTOM Euros 1,875,000,000 Multicurrency Revolving Credit Agreement dated 19 April, 1999 as amended by the Amendment Letters and an Amendment Agreement dated [•] April, 2003

We refer to the above Agreement between ourselves, the Arrangers and Banks and yourselves as Agent. Terms defined in that Agreement have the same meaning in this notice.

We give you notice that we wish an Advance to be made to us as follows:

Tranche:

Amount:

Currency:

Date:	• 200• (or, if that is not a Business day, the next Business Day)

Term:	• months [or, if that election is ineffective, • months]

The proceeds of the Advance are to be made available to us by credit to [our account/the account of •in favour of ourselves] at •, •, [or, if the Advance is under the terms of the Agreement to be made in Euros, to [our account/the account of • in favour of ourselves] at •, •.]

No Event of Default or Potential Event of Default has occurred, or will occur as a result of making this Advance [, other than any waived in accordance with Clause 28.2 (Amendments, Waivers and Consents) of the Agreement [other than, in each case an Excluded Default]1. All representations and warranties in Clause 17 (Representations and Warranties) of the Agreement (except those in Clause 17.1(f) (No Default) [and except to any extent waived in accordance with Clause 28.2 (Amendments, Waivers and Consents)]) have been complied with and would be correct [in all material respects]1if repeated today by reference to the circumstances now existing.

Dated • 199•

[1]	Include in respect of an Advance the sole purpose of which is to repay an existing Advance

ALSTOM

By:

Authorised signatory/ies

SCHEDULE 7

TIMETABLES

Notes:	“D”	=	Date on which the Advance is to be made.
	“B”	=	Borrower
	“A”	=	Agent
	“Bk”	=	Bank

Under “Specified Time”, numbers indicate numbers of Business Days. See Clause 1 for meaning.

A Drawdown in Euros

References to time are to Paris time, except where otherwise indicated.

Specified time	Action	Clause References

D - 4 4 p.m.	Drawdown request for Term other than 1, 2, 3 or 6 months	4.2

D - 3 10 a.m.	Drawdown request to A	4.2

	[If applicable, B and A may agree that A will use new currency to purchase old currency and use proceeds to repay old Advance]	16.6(b)

D - 3 2 p.m.	A notifies Bks of request for Term other than 1, 2, 3 or 6 months	4.6

D - 3 5 p.m.	A notifies Bks of request (in other cases)	4.6

D - 3 5 p.m.	Banks may object to Term other than 1, 2, 3 or 6 months	8.1(b)

D - 2 10 a.m.	A notifies B and Bks of any objection	8.1(b)

D - 2 11 a.m.	Interest rate set	8.2 and 1.1 (definition of “Rate Fixing Day”)

Specified time	Action	Clause References
D 11 a.m.
	Bks put A in funds	16.1

D Close of business	A pays funds to B	16.2

B Drawdown in an Optional Currency

References to time are to Paris time, except where otherwise indicated.

Specified time	Action	Clause References
D - 4 10 a.m.	Drawdown request to A	4.2

D - 4 11 a.m.	A calculates Euro Amount	1.1 (definition of “Euro Amount”)

D - 4 5 p.m.	A notifies Bks of request	4.7.6

D - 3 2 p.m.	Bks may object to Term other than 1, 2, 3 or 6 months or Optional Currency requested by B	8.1(b) and 9.2

D - 3 5 p.m.	A notifies B and Bks of any objection	8.1(b) and 9.2

D - 2 10 a.m.	[If applicable, B and A may agree that A will use new currency to purchase old currency and use proceeds to repay old Advance]	16.6(a)

[*]D - 2 11 a.m.	Interest rate set	8.2 and 1.1 (definition of “Rate Fixing Day”)

D 11 a.m.	A may notify B of any impossibility in Advance being made in Optional Currency	9.4.2

D Customary time in Place of Payment	Bks put A in funds	16.1

Specified time	Action	Clause References
D Close of business (in Place of Payment)	A pays funds to B	16.2

[* In the case of PIBOR, Paris time, and in any other case, London time.]

SCHEDULE 8

MANDATORY COSTS

1. Mandatory Costs in relation to any Term or Default Interest Period (or part of a Term or an Interest Period) relating to each Bank’s share of any particular Advance or overdue sum will be determined by that Bank as at 11 a.m. on the first day of that Term or Default Interest Period and, in the case of a Term or a Default Interest Period of more than 3 months, on the first Business Day of the second, and each (if any) successive, 3 month period during that Term or Default Interest Period.

2. Mandatory Costs will be the percentage rate per annum determined by that Bank to be the rate resulting from the application of whichever of the following formulae is appropriate:

in relation to Advances or overdue sums denominated in Sterling:

XL + S (L - D)+F x 0.01
100 - (X + S)

in relation to Advances or overdue sums denominated in any other currency:

F x 0.01
300

where on the day of application of a formula:

X	is the percentage of Eligible Liabilities (in excess of any stated minimum) by reference to which such Bank is required under or pursuant to the Bank of England Act 1998 (the Act) to maintain cash ratio deposits with the Bank of England

L	is the percentage rate per annum at which Sterling deposits for the relevant period are offered by such Bank to leading banks in the London inter-bank market at or about 11 a.m. on that day

F	is the rate of charge payable by such Bank to the Financial Services Authority (the FSA) pursuant to the relevant paragraph of the Fees Regulations (but where, for this purpose, the figure at the relevant paragraph shall be deemed to be zero) and expressed in pounds per £1 million of the Fee Base of such Bank

S	is the level of Special Deposits, expressed as a percentage of Eligible Liabilities, which such Bank is required to maintain by the Bank of England (or any other United Kingdom Agency)

D	is the percentage rate per annum payable by the Bank of England to such Bank on Special Deposits

X, L, S and D are to be expressed in the formula as numbers and not as percentages. A negative result obtained from subtracting D from L shall be counted as zero.

3. For the purposes of this Schedule:

Eligible Liabilities and Special Deposits have the meanings given to them under or pursuant to the Act, or by the Bank of England (as may be appropriate), on the day of application of the formula.

Fee Base has the meaning given to it for the purposes of, and shall be calculated in accordance with, the Fees Regulations.

Fees Regulations means, as appropriate, either:

(a)	the Banking Supervision (Fees) Regulations 1998 or

(b)	such regulations as are from time to time in force, relating to the payment of fees for banking supervision, in respect of periods subsequent to 31 March 1999.

4. Each Bank shall use reasonable endeavours to supply to the Agent on the first day of each Term or Default Interest Period the percentage rate per annum so calculated by it.

5. If there is any change in circumstance (including the introduction of alternative or additional requirements and/or any change in the interpretation or application of any requirement) which in the reasonable opinion of the Agent renders or will render the method of calculating Mandatory Costs wholly or partly inappropriate or inapplicable, the Agent may (after consultation with the Borrower and the Banks) vary the method of calculating Mandatory Costs by notifying the Borrower and the Banks of the new method. Any such variation shall, save for manifest error, be conclusive and binding on all parties and shall apply from the date specified in that notification.

SCHEDULE 9

LIST OF MATERIAL SUBSIDIARIES

ALSTOM Power Inc.

ALSTOM Power Switzerland AG

Chantiers de l’Atlantique

ALSTOM Power UK Ltd

ALSTOM Transport SA

ALSTOM T & D SA

ALSTOM UK Ltd

ALSTOM Power SA

ALSTOM Brasil Ltda

ALSTOM Energietechnik GmbH

ALSTOM Power Centrales

ALSTOM Power Asia Pacific Sdn Bdh

ALSTOM Australia

ALSTOM Power Monterrey III SA

ALSTOM Canada Inc

ALSTOM LHB GmbH

ALSTOM Power Italia S.p.A

ALSTOM Power Turbomachines

ALSTOM Transportation Inc.

ALSTOM Transporte , S.A.

ALSTOM Power Ltd

ALSTOM Power Generation AG

ALSTOM USA Inc.

ALSTOM Power Boiler GmbH

ALSTOM Holdings Ltd

ALSTOM Power Sweden AB

ALSTOM K.K.

ALSTOM Power Mexico S.A. de CV

ALSTOM Power Conversion GmbH

ALSTOM DDF SA

ALSTOM Ferroviaria S.p.A.

ALSTOM Holdings

ALSTOM NV

ALSTOM Contracting Ltd

ALSTOM Power Mexico SA de CV

ALSTOM GmbH

ALSTOM T&D Inc

ALSTOM Power AG

ALSTOM Ltd

ALSTOM Power Holdings Ltda

ALSTOM UK Holdings Ltd

SCHEDULE 10

TAUX EFFECTIF GLOBAL LETTER

ALSTOM

25, Avenue Kléber

75795 Paris Cedex 16

Attention : Mr Marc Haestier

Dear Sirs

ALSTOM EUR 1,875,000,000 Multicurrency Revolving Credit Facility Agreement as amended by the Amendment Letters and an Amendment Agreement dated [•] April, 2003

We refer to the EUR 1,875,000,000 Multicurrency Revolving Credit Facility Agreement dated 19 April, 1999 between you as Borrower and, among others, ourselves as Agent (the Agreement) as amended by the Amendment Letter and an amendment agreement (the Amendment Agreement) dated [•] April 2003. Terms defined in the Agreement (as amended) have the same meaning when used in this letter. This letter is the Taux Effectif Global letter referred to in Clause 8.5 (Taux Effectif Global) of the Amendment Agreement and forms part of the Agreement.

Article L.313-4 and L. 313-5 of the Code monétaire et financier (formally article L. 313-1 and seq., to R.313-1 and R.313-2 of the Code de la Consommation) (the Code) specifies that the taux effectif global (all-in percentage rate) applicable to a loan be calculated by reference not only to interest (calculated in accordance with the relevant agreement), but by reference also to all costs, expenses, fees and other remuneration of whatever nature.

However, the floating nature of the rate of interest applicable to Advances and the possibility for the Borrower to borrow all or part of the Facility, and to borrow moneys in different currencies, amongst other things, make it impossible to specify a taux effectif global which will apply from the date of entry into effect of the Second Amendment Agreement until the Final Maturity Date.

As an indication only, we set out below examples of the applicable effective global rate (Taux Effectif Global) referred to in Clause 8.5 of the Amendment Agreement (Taux Effectif Global), for the purposes of Article L.313-4 of the Code.

We hereby notify you that on the basis of the 3 month EURIBOR calculated on the basis of a 365 day year, for an Advance denominated in EUR, of [•] per cent. on [•] 2003 and on the assumption that the total Available Commitments of EUR [•] remain drawn down in one Advance on the date of [•] 2003 and that such Advance is renewed at the end of each interest period until its full reimbursement on the Final Maturity Date, the taux effectif global for Advances under the Agreement (as amended) is [•] per cent.

The above rates are given on an indicative basis and for information only, in order to comply, insofar as possible, with the provisions of article L.313-4 and L. 313-5 of the Code and are calculated, inter alia, on the basis (i) that the EURIBOR, expressed as an annual rate, does not vary and remains equal to the rate fixed on dates stated above and (ii) of the commissions and various fees (including legal costs) known as of today’s date payable by you on the terms of the Agreement (as amended).

We should be grateful if you would confirm your understanding of the terms of this letter by signing and returning to us the enclosed copy.

Yours faithfully

BNP Paribas

as Agent

By:

We acknowledge the terms of this letter

ALSTOM

By:

SCHEDULE 11

CONFIRMATION TO THE AGENT IN RESPECT OF THE BRIDGE FACILITY

[Intentionally deleted]

SCHEDULE 12

THE SELLING SUBSIDIARIES AND EXISTING SUBSIDIARIES

COUNTRY	SOLD COMPANY	Net financial % of ALSTOM Holdings in the sold company (direct or indirect)	SELLING COMPANY	AUTOMATIC TRANSFER OF SHARES	Net financial % of ALSTOM Holdings in the selling company (direct or indirect)
Australia	ALSTOM Australia Ltd	100	ALSTOM Holdings
Austria	ALSTOM Austria qui détient SLIVER MACHINES (Czech Rep) (20%)	100	ALSTOM Holdings qui détient 99%—ALSTOM Switzerland qui détient 1%
Austria	ALSTOM Power Conversion GmbH	100	ALSTOM Holdings
Belgium	ALSTOM T&D Belgium	100	ALSTOM Holdings
China	ALSTOM T&D Switchgear (Beijing) Co. Ltd	100	ALSTOM (China) Investment Co.		100
Germany	ALSTOM Energietechnik GmbH qui détient ALSTOM T&D SA (18,2%) (Poland)	100	ALSTOM GmbH		100
Germany	ALSTOM Sachsenwerk GmbH	100	ALSTOM GmbH		100
Germany	ALSTOM Schorch Transformatoren GmbH qui détient Schorch Alterversorgung GmbH	100	ALSTOM GmbH		100
Germany	ALSTOM T&D GmbH	100			100
Germany	ALSTOM Vakuumschalttechnik GmbH	100	ALSTOM GmbH		100
Hungary	ALSTOM Hungaria Kft.	100	ALSTOM Holdings
India	ALSTOM Instrument Transformers Private Ltd	100	ALSTOM Holdings
Italy	ALSTOM FIR S.p.a.	100	ALSTOM Power Boiler S.p.a.		100
Italy	ALSTOM T&D S.p.A qui détient 0,11% de CESI S.p.A.	100	ALSTOM Power Boiler S.p.a.
Norway	ALSTOM T&D AS	100	ALSTOM Holdings
Poland	ALSTOM T&D S.A.	100	ALSTOM Switzerland Ltd qui détient 81.2% et ALSTOM Energietechnik qui détient 18.7%		100 & 100
Singapore	ALSTOM T&D Pte Ltd	100	ALSTOM Holdings
Slovakia	ALSTOM T&D, spol s.r.o	100	ALSTOM Holdings
Spain	ALSTOM Power Conversion S.A.	100	ALSTOM Espana IB, S.L.		100
Spain	ALSTOM T&D, S.A.	100	ALSTOM Espana IB, S.L.		100
Sweden	ALSTOM Kraftteknik AB	100	ALSTOM Sweden AB		100
Sweden	ALSTOM T&D AB	100	ALSTOM Sweden AB		100
U.K.	ALSTOM Electrical Machines Ltd	100	ALSTOM UK Holdings Ltd		100
U.K.	ALSTOM Power Conversion Ltd	100	ALSTOM Controls Ltd		100
U.K.	ALSTOM T&D HVDC India Ltd	100	ALSTOM UK Holdings Ltd		100
U.K.	ALSTOM T&D Long & Crawford Limited	100	ALSTOM UK Holdings Ltd		100
U.K.	ALSTOM T&D Power Electronics International Ltd	100	ALSTOM UK Holdings Ltd		100
U.K.	ALSTOM T&D SPR International Limited	100	ALSTOM UK Holdings Ltd		100
U.K.	ALSTOM T&D Systems Ltd	100	ALSTOM UK Holdings Ltd		100
U.S.A.	ALSTOM T&D Inc qui détient ALSTOM Esca Corp et ALSTOM Power Conversion Inc	100	ALSTOM Inc		100
Venezuela	ALSTOM T&D Venezuela, SA	100	ALSTOM Holdings
Belgium	SERVICES TECHNIQUES BALTEAU	99.99	ALSTOM Belgium qui détient 50.45%		99.99
Colombia	ALSTOM T&D S.A.	99.99	ALSTOM Holdings qui détient 63.81%—Mabelec qui détient 35.22%		99.99
France	ALSTOM Magnet and Superconductors SA	99.99	ALSTOM Holdings
France	ALSTOM Moteurs	99.99	ALSTOM Holdings
France	ALSTOM Parafoudres SA	99.99	ETOILE KLEBER		99.99
France	ALSTOM Power Conversion	99.99	ALSTOM Holdings
France	ALSTOM T&D Equipements Basse Tension SA	99.99	ETOILE KLEBER		99.99
France	ALSTOM T&D Protection & Contrôle SA	99.99	ALSTOM Holdings
France	ALSTOM T&D SA	99.99	ALSTOM Holdings
France	ALSTOM T&D Transformateurs de Mesure SA	99.99	ALSTOM Holdings
Greece	ALSTOM Hellas AE qui détient Data Service Center Ltd	99.99	ALSTOM Holdings
Indonesia	PT ALSTOM Distribution	99.99	ALSTOM Holdings qui détient 95%—ALSTOM Distribution 5%		99.99
New Zealand	ALSTOM New Zealand Ltd	99.99	ALSTOM New Zealand Holdings		99.99
Tunisia	ALSTOM T&D Etudes Techniques	99.99	ALSTOM GmbH		100
Indonesia	PT ALSTOM Transmission	99.84	ALSTOM Holdings
China	ALSTOM T&D Limited	99.83	ALSTOM Holdings
Turkey	ALSTOM Elektrik Endustrisi A.S qui détient CEM Elektrik Sanayi ve Ticaret et 26% de ELTEM Tek Elektrik	99.81	ALSTOM Holdings
France	LABORATOIRE OSKMAN SERAPHIN	99.52	ALSTOM Holdings
Brazil	ALSTOM Elec S/A	99.25	ALSTOM Participacoes Ltda		100
Mexico	ALSTOM T&D SA de CV qui détient Tuxpan T&D SA de CV (33%)	97.32	ALSTOM Mexico SA de CV		100
France	GIE COGELEX ALSTHOM	95.99	ALSTOM Holdings qui détient 48%
China	ALSTOM T&D Suzhou High Voltage Switchgear Co., Ltd	80	ALSTOM (China) Investment Co. qui détient 80%		100
Pakistan	ALSTOM Pakistan Private Limited	80	ALSTOM Holdings qui détient 80%
India	ALSTOM T&D Lightning Arresters Private Limited	74	ALSTOM Projects India Ltd		68.45
Indonesia	PT UNINDO	67.64	ALSTOM Holdings
India	ALSTOM Ltd	66.35	ALSTOM Holdings qui détient 66.35%
China	ALSTOM Wuhan Automation Co. Ltd	60	ALSTOM (China) Investment Co., qui détient 58%		100
China	ALSTOM T&D Shanghai Power Automation Co., Ltd	59	ALSTOM (China) Investment Co. qui détient 59%		100
China	SUZHOU ALSTOM T&D Switchgear Limited	58	ALSTOM Holdings qui détient 60%
China	ALSTOM Shangai Transformer Co., Ltd	52	ALSTOM (China) Investment Co qui détient 52%		100
Brazil	ALTM S.A.—TECNOLOGIA E SERVICOS DE MANUTENCAO	51	ALSTOM Participacoes Ltda qui détient 51%		100
China	ALSTOM DBD Instrument Transformer Co. Ltd	51	ALSTOM (China) Investment Co qui détient 51%		100
Thaïland	ALSTOM T&D Ltd	48.99	ALSTOM Holdings (Thailand) Co		48,99 (control %:99,99)
Iran	PARS SWITCH	6.8	ALSTOM Holdings qui détient 6.80%
Argentina	Activité T&D		ALSTOM Argentina SA		100
Belgium	Activité T&D		ALSTOM Belgium		99.99
Brazil	Activité T&D		ALSTOM Brazil Ltda		99.94
Canada	Activité T&D		ALSTOM Canada Inc.		100
Chile	Activité T&D		ALSTOM Chile SA		91.4
Czech Republic	Activité T&D		ALSTOM Czech s.r.o		100
Egypt	Activité T&D		ALSTOM Egypt SAE		99.62
Germany	Activité T&D		ALSTOM Power Conversion Gmbh		100
India	Activité T&D		ALSTOM Projects India Ltd		68.45
Korea	Activité T&D		ALSTOM Korea Ltd		100
Morocco	Activité T&D		ALSTOM Maroc SA		99.79
Netherlands	Activité T&D		ALSTOM Nederland BV		100
Switzerland	Activité T&D		ALSTOM Switzerland Ltd		100
U.K.	Activité T&D		ALSTOM Controls Ltd		100
U.K.	Activité T&D		ALSTOM Ltd		100
Venezuela	Activité T&D		ALSTOM Venezuela		100

PART B

COUNTRY	SOLD COMPANY	Net financial % of ALSTOM Holdings in the sold company (direct/ indirect)	SELLING COMPANY	Net financial % of ALSTOM Holdings in the selling company (direct/indirect)	SUBSIDIARIES OF TARGET THAT ARE BEING SOLD
UK	ALSTOM Power UK Ltd	100	ALSTOM NV	100

ALSTOM Power Industrial Turbine Services Ltd (100%)

ALSTOM Power Industrial Turbines India Ltd (100%)

ALSTOM Power UK Holdings Ltd (100%)

ALSTOM Integrated Maintenance Services Ltd (100%)

Napier Turbochargers Limited (100%)

Ruston Gas Turbines Limited (100%)

Sweden	ALSTOM Sweden AB (formerly ALSTOM Power Holding Sweden AB)	100	ALSTOM NV	100

ALSTOM Power Sweden AB (100%)

Stal Svenska Turbinfabriks AB (100%)

Stal Bostadsaktiebolag AB (100%)

Renea AB (100%)

Stal Flotech AB (100%)

Ljungström Technology AB (100%)

Fästighets AB Lösaram (100%)

Fästighets AB Skoveln (100%)

Gasturbinkraft i Helsingborg HB (49%)

Germany	ALSTOM Power Turbinen GmbH	100	ALSTOM Power AG	100
Russia	ALSTOM Power Nevsky	80	ALSTOM NV	100
Russia	Kompressorny Komplex	30	ALSTOM NV	100
Russia	Nevsky Zavod	32.71	ALSTOM NV and Mabelec	100 99.99
Iran	ALSTOM Desoil Services Company	51	ALSTOM NV	100
Czech	ALSTOM Power CZ, s.r.o., ALSTOM Group	100	ALSTOM Power, s.r.o.	100
US	ACP Corporation		ALSTOM Power, Inc	100
Brazil	“Brazilian Newco” (new company to be incorporated in Brazil by Seller)		ALSTOM Brasil Ltda	99.94
Argentina	Activité Turbines Industrielles		ALSTOM Argentina SA	100
Canada	Activité Turbines Industrielles		ALSTOM Canada Inc	100
Dubai / UAE	Activité Turbines Industrielles		ALSTOM Power Service (Arabia) Ltd	100
Finland	Activité Turbines Industrielles		ALSTOM Finland Oy	100
France	Activité Turbines Industrielles		ALSTOM Power Industrie	99.99
India	Activité Turbines Industrielles		ALSTOM Project India Ltd (formerly ALSTOM Power India Ltd)	67.53
Italy	Activité Turbines Industrielles		ALSTOM Power Italia SpA	100
Malaysia	Activité Turbines Industrielles		ALSTOM Power Asia Pacific Sdn Bhd	100
Netherlands	Activité Turbines Industrielles		ALSTOM Power Nederland BV	100
Poland	Activité Turbines Industrielles		ALSTOM Power Sp. z.o.o.	99.59
Russia	Activité Turbines Industrielles		ALSTOM Ltd (Russia)	100
Saudi Arabia	Activité Turbines Industrielles		Power Equipment and Materials Co Ltd	0% financial 100% Control
Singapore	Activité Turbines Industrielles		ALSTOM Power Singapore Ptd Ltd	100
Spain	Activité Turbines Industrielles		ALSTOM Power SA (Spain)	100
UK	Activité Turbines Industrielles		ALSTOM Power Industrial Turbine Services Ltd	100
UK	Activité Turbines Industrielles		ALSTOM Ltd	100
Norway	Activité Turbines Industrielles		ALSTOM Power Norway AS	100
Portugal	Activité Turbines Industrielles		ALSTOM Portugal SA(formerly ALSTOM Power Portugal SA)	100
Turkey	Activité Turbines Industrielles		ALSTOM Power Enerji A.S.(formerly ABB ALSTOM Power Enerji AS) Has merged with ALSTOM Elektrik Endustrisi A.S on 26.06.2002	99.81
Greece	Activité Turbines Industrielles		ALSTOM Hellas AE	99.99
Nigeria	Activité Turbines Industrielles		ALSTOM Nigeria Ltd	99
Mexico	Activité Turbines Industrielles		ALSTOM Power Mexico SA de CV	100
Chile	Activité Turbines Industrielles		ALSTOM Chile SA	91.41
Columbia	Activité Turbines Industrielles		ALSTOM Power Columbia SA	99.99
Venezuela	Activité Turbines Industrielles		ALSTOM Power Venezuela SA	100
Thailand	Activité Turbines Industrielles		ALSTOM Power (Thailand) Ltd	73.98
Indonesia	Activité Turbines Industrielles		ALSTOM Power Energy Systems Indonesia PT	86.66
China	Activité Turbines Industrielles		BEIJING ALSTOM Engineering Consultancy Services Co Ltd	80
Japan	Activité Turbines Industrielles		ALSTOM KK	99.99
South Korea	Activité Turbines Industrielles		ALSTOM Korea Ltd	100
Taiwan	Activité Turbines Industrielles		ALSTOM Taiwan Ltd	100
Australia	Activitié Turbines Industrielles		ALSTOM Power Ltd (Australia)	100

SCHEDULE 13

THE AFFECTED FACILITIES

LIST OF WAIVERS/CONSENTS/AMENDMENTS REQUIRED

1. Euro 1,875,000,000 multicurrency revolving credit agreement dated 19 April 1999, as amended between (i) ALSTOM as Borrower, (ii) Banque Nationale de Paris, Chase Manhattan plc and HSBC Investment Bank plc as Arrangers, (iii) the Banks named therein and (iv) Banque Nationale de Paris as Agent.

Amendment of financial covenants.

2. Euro 1,110,000,000 multicurrency revolving credit agreement dated 3 August 2001, as amended, between (i) ALSTOM as Borrower, (ii) BNP Paribas, Citibank International plc and HSBC Investment Bank plc as Arrangers, (iii) the Banks named therein and BNP Paribas as Agent.

Amendment of financial covenants.

3. Euro 560,000,000 secured credit facility agreement dated 29 March 2000, as amended, between (i) Tefus Financing Limited, (ii) the Banks named therein and (iii) Wesdeutche Landesbank Girozentrale as Agent and Security Agent, the purpose of which was to finance the purchase of receivables under two shipbuilding contracts between (i) Chantiers de l’Atlantique and (ii) Brittany Shipping Corporation Ltd. In the context of this facility ALSTOM Holdings granted a parent guarantee dated 29 March 2000 in favour of Tefus Financing Limited.

Waiver of financial covenants.

4. Deed of Guarantee dated 7 April 1995 as replaced on 18 December 2002 granted by ALSTOM Holdings in favour of Royal Bank of Scotland (Industrial Leasing) Limited and Asset Finance March (A) Limited (a member of the HSBC Group) in connection with the project known as the “Northern Line”, guaranteeing the obligations of ALSTOM Northern Line Service Provisions Limited.

Waiver of financial covenants.

SCHEDULE 14

EXISTING SECURITY

Security interests as of [    ] April 2003

ALSTOM : nil

ALSTOM Holdings :

-	USD 84,150,000 pledged deposit (“dépôt gage espèces”) in favour of Crédit Agricole Indosuez, related to the ship known as R8 (ex Renaissance).

-	EUR 78,558,120 on escrow account (“ convention de dépôt séquestre ”)at Société Générale, with EDF and ALSTOM Holdings as counterparties. Related to the sale of ALSTOM’s share into FIGLEC to EDFI.

-	EUR 49,852,000 on pledged deposit (“dépôt de garantie”) in favour of Crédit Lyonnais, corresponding to the level of overcollateralization required as of 28th February 2003 for the T&D securitization programme of existing receivables.

SCHEDULE 15

FORM OF CONFIDENTIALITY UNDERTAKING CONFIDENTIALITY

CONFIDENTIALITY LETTER (SELLER)

[Letterhead of Seller/Seller’s Agent/Broker]

To:

[insert name of Potential [insert name of Potential Purchaser/Purchaser’s agent/broker

Re: The Agreement

Borrower:

Date:

Amount:

Agent:

Dear Sirs

We understand that you are considering [acquiring]1/[arranging the acquisition of]2 an interest in the Agreement (the Acquisition). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1. Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any

[1]	delete if addressee is acting as broker or agent.
[2]	delete if addressee is acting as principal.

Confidential Information (unless disclosed under paragraph 2[(c)/(d)]3 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2. Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	[subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

[(b/c)][3]	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

[(c/d)][3]	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3. Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)]3 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4. Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)]3 above.

[3]	delete as applicable.

5. Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6. No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)	neither we, [nor our principal] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we [or our principal][4] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7. No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8. Inside Information

You acknowledge that some or all of the Confidential Information (including in particular the information defined as “Confidential Information” under Clause 12 of the Agreement); is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

[4]	delete if letter is sent out by the Seller rather than the Seller’s broker or agent.

9. Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,]4 the Borrower and each other member of the Group.

10. Third Party Rights

(a)	Subject to paragraph 6 and to paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11. Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12. Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

Confidential Information means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality and includes in particular the information defined as “Confidential Information” under Clause 34 of the Agreement;

Group means the Borrower and each of its holding companies and Subsidiaries and each Subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

Permitted Purpose means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of]2 considering and evaluating whether to enter into the Acquisition; and

Purchaser Group means you, each of your holding companies and Subsidiaries and each Subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of [Seller/Seller’s agent/broker]

To:	[Seller]

[Seller’s agent/broker]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of [Potential Purchaser/Purchaser’s agent/broker]

This Agreement has been entered into on the date stated at the beginning.

The Borrower

ALSTOM

The Arrangers

BNP PARIBAS

CHASE MANHATTAN plc

HSBC INVESTMENT BANK plc

The Agent

BNP PARIBAS

The Co-Arrangers

ABN AMRO BANK N.V.

BANCO CENTRAL HISPANOAMERICANO SA

BARCLAYS BANK PLC

CDC FINANCE—CDC IXIS

CITIBANK N.A.

COMMERZBANK AKTIENGESELLSCHAFT

CIC

CREDIT AGRICOLE INDOSUEZ

CCF

CREDIT LYONNAIS S.A.

DRESDNER KLEINWORT BENSON

LLOYDS TSB BANK PLC

BNP PARIBAS

NATEXIS BANQUES POPULAIRES

WEST LB FRANCE S.A.

The Banks	Tranche A Commitment	Tranche B Commitment
ABN AMRO Bank N.V.	nil	€39,000,000
Banca Commerciale Italiana (France)	nil	€36,000,000
Banca Di Roma, Paris Branch	nil	€16,000,000
Banco Bilbao Vizcaya Argentaria S.A.	nil	€32,000,000
Banco Santander Central Hispano, Paris	nil	€54,000,000
Bank Austria Creditanstalt AG	nil	€10,000,000
Bank One, NA	nil	€16,000,000
Barclays Bank Plc	nil	€44,000,000
Bank Polska Kasa Opieki SA, Succursale de Paris	nil	€5,000,000
Bayerische Landesbank, Paris Branch	nil	€36,000,000
BNP Paribas	nil	€118,000,000
Caixa Catalunya, succursale en France	nil	€10,000,000
CDC Finance—CDC Ixis	nil	€54,000,000
Citibank N.A.	nil	€30,666,667
Commerzbank AG, Paris Branch	nil	€37,333,334
Commerzbank International (Ireland)	nil	€16,666,666
Crédit Agricole Indosuez	nil	€54,000,000
Crédit Industriel et Commercial	nil	€54,000,000
Crédit Lyonnais S.A.	nil	€54,000,000
Deutsche Bank AG, succursale de Paris	nil	€16,000,000
Dexia Banque Belgium SA/NV	nil	€44,000,000
Dresdner Bank (Ireland) plc	nil	€54,000,000
Fortis Bank SA/NV	nil	€36,000,000
HSBC Bank plc, London Branch	nil	€32,000,000
HSBC Bank plc, Paris Branch	nil	€32,000,000
HSBC/CCF	nil	€54,000,000
JPMorgan Chase Bank, Paris Branch	nil	€64,000,000
Lloyds TSB Bank plc	nil	€54,000,000
Natexis Banques Populaires	nil	€54,000,000
National Westminster Bank plc	nil	€16,000,000
Union de Banques Arabes et Françaises U.B.A.F.	nil	€10,000,000
WestLB Paris Branch	nil	€54,000,000
Westpac Banking Corporation	nil	€13,333,333

TOTAL COMMITMENTS	nil	€1,250,000,000